UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dole Food Company, Inc.
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One Dole Drive

Westlake Village, California 91362

April 12, 2013

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Dole Food Company, Inc., which will be held at Dole World Headquarters, One Dole Drive, Westlake Village, California at 1:00 p.m. local time on Thursday, May 23, 2013.

This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders at the Annual Meeting. I urge you to read the accompanying Proxy Statement thoroughly, which includes the Board of Directors’ recommendations on each proposal. The Annual Meeting also will feature a report on the operations of Dole and a discussion period at which management will respond to appropriate questions.

We hope that you will be able to attend the Annual Meeting. However, whether or not you plan to attend in person, we ask that you promptly complete, sign, date and return the proxy or voting instruction card(s) mailed to you to ensure that your shares will be represented. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Sincerely yours,

David H. Murdock

Chairman of the Board and Chief Executive Officer

One Dole Drive

Westlake Village, California 91362

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2013

To the Stockholders of Dole Food Company, Inc.

NOTICE IS HEREBY GIVEN regarding the 2013 Annual Meeting of Stockholders of Dole Food Company, Inc., as follows:

Date and Time	1:00 p.m., local time, on Thursday, May 23, 2013

Location	Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362

Items of Business	1.	To elect three directors to hold office for a term of three years;

2.	To ratify the appointment of Deloitte & Touche LLP as Dole’s independent registered public accounting firm for the fiscal year ending December 28, 2013,; and

3.	To act upon such other business as may properly come before the Annual Meeting.

Record Date	The stockholders of record at the close of business on Monday, April 1, 2013, will be entitled to attend and vote at the Annual Meeting and any adjournment or postponement thereof.

Proxy Voting

It is important that your shares of common stock be represented and voted at the Annual Meeting. You should have received either a proxy card or a voting instruction card by mail along with the Notice Regarding Internet Availability of Proxy Materials. If you hold your shares directly you should have received a proxy card. If you are not the named holder of your shares you should have received a voting instruction card. You can vote your shares by completing and returning your proxy card to the Company or voting instruction card to your broker, as applicable. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Resolution of the Board of Directors,

C. Michael Carter
Corporate Secretary
April 12, 2013

DOLE FOOD COMPANY, INC.

One Dole Drive

Westlake Village, California 91362

PROXY STATEMENT

These proxy materials are being provided in connection with the 2013 Annual Meeting of Stockholders of Dole Food Company, Inc. (“Dole” or the “Company”). This Proxy Statement and the Company’s 2012 Annual Report to Stockholders were first made available to stockholders on April 12, 2013. The Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting, along with a proxy card or voting instruction card, were first mailed to stockholders on April 12, 2013, which notice contained instructions on how to access the Company’s proxy materials, including this Proxy Statement and the Annual Report. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2013 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The Annual Meeting will be the Company’s regular, annual meeting of stockholders. You will be voting on the following matters at the Annual Meeting:

1. Election of three directors to hold office for a term of three years;

2. Ratification of the appointment of Deloitte & Touche LLP as Dole’s independent registered public accounting firm for the fiscal year ending December 28, 2013; and

3. Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1. For the election of Andrew J. Conrad, E. Rolland Dickson and Justin M. Murdock as directors; and

2. For the ratification of the appointment of Deloitte & Touche LLP as Dole’s independent registered public accounting firm for the fiscal year ending December 28, 2013.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set April 1, 2013 as the record date for the Annual Meeting (the “Record Date”). All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 89,326,415 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. A “quorum” is a majority of the outstanding shares of common stock as of the Record Date. Your shares are counted as present at the Annual Meeting if either you are present at the Annual Meeting and vote in person, or a proxy card or voting instruction card has been properly submitted by you or on your behalf to the Company or your broker, as applicable. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee lacks the discretionary authority to vote on certain matters and has not received a completed voting instruction card providing voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality. Therefore, the three nominees that receive the most votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The ratification of the selection of Deloitte & Touche LLP as Dole’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

David H. Murdock, the Company’s Chairman and Chief Executive Officer, holds through his various affiliates approximately 40% of the Company’s common stock. Mr. Murdock has indicated that he will vote his shares in favor of Proposal 1 for the director nominees named in this Proxy Statement, and in favor of Proposal 2.

How do I vote by proxy?

You should have received either a proxy card or a voting instruction card with the Notice Regarding Internet Availability of Proxy Materials. If you hold your shares directly you should have received a proxy card. If you are not the named holder of your shares (i.e., you hold your shares through a broker or other nominee), you should have received a voting instruction card. You can vote your shares by completing and returning your proxy card to the Company or voting instruction card to your broker, as applicable, in the envelope provided. Please see your proxy card or voting instruction card, as applicable, for more information on how to vote.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated David H. Murdock and C. Michael Carter as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your indicated choice.

If you are a beneficial owner and hold your shares through a broker or other nominee and do not return your voting instruction card to your broker, the broker or other nominee has the ability to vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, the uncontested election of directors is no longer considered a routine matter under these rules. Therefore, brokers do not have discretion to vote on the uncontested election of directors.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. If you hold your shares directly, you may revoke your proxy by giving written notice to the Corporate Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy card to the Company or by voting in person at the Annual Meeting. If you do not hold your shares in your name, you may change your vote by complying with the instructions set forth in your voting instruction card. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on May 23, 2013.

The Proxy Statement and accompanying Annual Report to Stockholders are available at: http://wfss.mobular.net/wfss/dole/

THE PROPOSALS

Proposal No. 1 — The Election of Directors

Stockholders will be asked to elect three directors to serve on the Board of Directors at the Annual Meeting. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than five nor more than 13 directors, with the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the current number of directors at nine.

The Company’s Certificate of Incorporation divides the Board of Directors into three classes, as nearly equal in number as possible, with the terms of office of the directors of each Class ending in different years. Each of Class I, Class II and Class III has three directors. The terms of directors in Classes I, II, and III end at the annual meetings in 2013, 2014, and 2015, respectively.

The Board of Directors has nominated Andrew J. Conrad, E. Rolland Dickson and Justin M. Murdock for election as Class I directors for three-year terms expiring at the 2016 annual meeting. When elected, directors hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier resignation or removal.

Please see “Directors and Executive Officers — Nominees and Continuing Directors” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting and their respective business experience and other pertinent information.

Directors are elected by a plurality. Therefore, the three nominees who receive the most votes will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the three nominees recommended by the Board of Directors unless you choose to abstain or vote against either of the nominees. If either nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors unanimously recommends that you vote FOR the election of Andrew J. Conrad, E. Rolland Dickson and Justin M. Murdock as directors.

Proposal No. 2 — Ratification of the Appointment of Deloitte & Touche LLP

The Audit Committee of the Company’s Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company as of December 28, 2013, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify this selection. Deloitte & Touche LLP has audited the Company’s financial statements beginning with the fiscal year ended December 28, 2002.

The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors and tax advisors. The Company has also been advised that representatives of Deloitte & Touche LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2013. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as Dole’s independent registered public accounting firm for the fiscal year ending December 28, 2013.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as background information relating to each individual’s business experience, qualifications, attributes and skills and why the Board of Directors and Nominating and Corporate Governance Committee believe each individual is a valuable member of the Board of Directors, all as of April 5, 2013. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Nominees

Name and Experience	Class	Director Since

Andrew J. Conrad, Director. Mr. Conrad, 49, was a co-founder of the National Genetics Institute, a provider of advanced genetics testing services for blood screening, medical testing and clinical research, and has been its Chief Scientific Officer from 1991 until March 2013, and is now continuing as the Responsible Head. The National Genetics Institute is now a subsidiary of Laboratory Corporation of America Holdings (NYSE: LH), where Mr. Conrad was Executive Vice President, Chief Scientist until March 2013, and was responsible for the operations of several independent divisions of the company. Mr. Conrad has also served as Director of Google[x], the research lab of Google Inc., since March 2013, and as founder and Laboratory Director of the California Health & Longevity Institute since 2001. Mr. Conrad is Chairman of the Audit Committee of Dole’s Board of Directors, and he also serves on its Corporate Compensation and Benefits Committee.

	I	2003

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Conrad’s scientific background (he received his Ph.D. in Cell Biology and has more than 85 publications in scientific and medical journals) makes him an invaluable member of the Board of Directors, as Mr. Conrad is one of the only members of the Board with a technical scientific background. Science is a significant consideration in the Company’s business, not only in the initial stages of growing product and ensuring its freshness from packaging to purchase by the end user, but also in the Company’s focus on consumer health and well-being. Mr. Conrad provides great insight to the Board on these and other scientific matters. In addition, Mr. Conrad brings a wealth of management and financial expertise to the Board through his experience as an executive at a number of companies. Mr. Conrad has served as a director of the Company for more than ten years.

E. Rolland Dickson, Director. Mr. Dickson, 79, has been an Emeritus Mary Lowell Leary Professor of medicine at Mayo Medicine School, Mayo Clinic, since 1987 and Emeritus Medical Director of Development at the Mayo Foundation, where he has served since 1993. Mr. Dickson has served in senior leadership positions at the Mayo Clinic, including as Section Head in the Division of Gastroenterology. He is internationally recognized for his leadership in the fields of liver disease and liver transplantation. He has been continually funded by the National Institutes of Health since 1986. He was previously the Chairman of the Board of Directors of the A.J. and Sigismunda Charitable Foundation. Among other activities, Mr. Dickson has served on the Executive Committee of Mayo’s Institutional Research Committee and was Chair of the Fiscal Committee. Professional recognitions include the Distinguished Achievement Award in Clinical Research in Liver Disease, presented by the American Gastroenterology Association in 1994, and the Mayo Clinic Department of Medicine Research Achievement Award in 1998. Mr. Dickson was honored in 2005 by receiving an honorary designation as Master in the American College of Physicians. He has served as a director of Poniard Pharmaceuticals Inc., Axcan Pharma Inc. and Pathway Corp., is a Member

	I	2013

Name and Experience	Class	Director Since

of the Scientific Advisory Board of Bay City Capital LLC, and previously served on the Scientific Advisory Board of Baxter International. Mr. Dickson previously served as director of Dole from 1999 to 2003, and currently serves on its Audit Committee and its Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Dickson’s preeminence and experience in the medical field, where he has received numerous awards and conducted continuous significant research, and his service on the boards of a variety of science-focused companies, allows him to bring not only a technical scientific background to the Board, but also his insight as the only practicing medical doctor on the Board. The Company places significant focus on consumer health and well-being, and, as a medical professional, Mr. Dickson is able to provide direct insight in these areas that no other director can provide. Mr. Dickson also previously served as a director of the Company, and therefore is familiar with the operations of the Company and the relevant industry issues facing the Company.

Justin M. Murdock, Director. Mr. Justin M. Murdock, 40, has been Senior Vice President of Investments of Castle & Cooke, Inc., which is wholly owned by David H. Murdock, since 2004, and prior to that its Vice President of Investments since 2001; and previously, from 1999, Vice President of Mergers and Acquisitions of Pacific Holding Company, a sole proprietorship of David H. Murdock. Mr. Justin M. Murdock is also Chairman of the Board and CEO of NovaRx, a privately held clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of novel cell-based therapeutic vaccines for the treatment of cancer, a position he has held since October 2006. He served on the Audit Committee of Dole’s Board of Directors until his planned departure on October 13, 2010, owing to the necessity of having a wholly-independent Audit Committee by the first anniversary of Dole’s initial public offering. He served as Dole’s Vice President, New Products and Corporate Development from November 2004 to January 28, 2011, when he stepped down to devote his full time and energies to his duties as CEO of NovaRx. Justin M. Murdock is the son of David H. Murdock, Dole’s Chairman of the Board and Chief Executive Officer.

	I	2003

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Justin M. Murdock’s past experience as the Company’s Vice President, New Products and Corporate Development contributes greatly to the Board’s knowledge of and insight into the Company’s customers and consumers as well as its product development and marketing activities. His investment expertise developed through his positions with Castle & Cooke, Inc. also provides the Board with insight into matters of global finance. As the youngest member of the Board, his input also gives the Board a greater understanding of the Company’s younger consumers.

Continuing Directors

Name and Experience	Class	Director Since

David A DeLorenzo, Director. Mr. DeLorenzo, 65, stepped down from his positions as Dole’s President and Chief Executive Officer in February 2013 in connection with the ITOCHU sale transaction, positions he held since June 2007. He is currently President and Chief Executive Officer of Dole International Holdings and Dole Asia Holdings Pte Ltd., direct or indirect subsidiaries of ITOCHU Corporation. Mr. DeLorenzo originally joined Dole in 1970. He was President of Dole Fresh Fruit Company from September 1986 to June 1992, President of Dole from July 1990 to March 1996, President of Dole Food Company-International from September 1993 to March 1996, President and Chief Operating Officer of Dole from March 1996 to February 2001, and Vice Chairman of Dole from February 2001 through December

	III	1985

Name and Experience	Class	Director Since

2001, at which time Mr. DeLorenzo became a consultant for Dole under contract for the period from January 2002 through January 2007. From 2006 to 2007, Mr. DeLorenzo served as Non-Executive Chairman of the Board of Versacold Inc. (formerly listed on the Toronto Stock Exchange: ICE_u.TO). Mr. DeLorenzo serves on the Executive Committee of Dole’s Board of Directors.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. DeLorenzo’s vast and diverse history with the Company, from both an operational standpoint and that of a member of management, are vital to the Board’s collective knowledge of the Company’s day to day operations. Mr. DeLorenzo also provides great insight as to how the Company grew into the organization that it is today. His institutional knowledge is an invaluable asset to the Board in effecting its oversight of the Company and its path into the future.

David H. Murdock, Chairman of the Board, Chief Executive Officer and Director. Mr. Murdock, 89, joined Dole as Chairman of the Board and Chief Executive Officer in July 1985, and continued as Dole’s Chief Executive Officer until June 2007. Mr. Murdock was re-appointed as Dole’s Chief Executive Officer in February 2013. Mr. Murdock was also Dole’s President from February 2004 to July 2004. He has been Chairman of the Board, Chief Executive Officer and Director of Castle & Cooke, Inc., a Hawaii corporation, since October 1995 (Mr. Murdock has beneficially owned all of the capital stock of Castle & Cooke, Inc. since September 2000). Since June 1982, he has been Chairman of the Board and Chief Executive Officer of Flexi-Van Leasing, Inc., a Delaware corporation wholly owned by Mr. Murdock. Mr. Murdock also is the owner/developer of numerous real estate developments and is the owner of Castle & Cooke Mortgage Company, a Delaware corporation. Mr. Murdock also is the sole stockholder of numerous corporations engaged in a variety of business ventures and in the manufacture of industrial and building products. Mr. Murdock is Chairman of the Executive Committee of Dole’s Board of Directors. Mr. Murdock is the father of Justin M. Murdock, who is a Director and also served as the Company’s Vice President, New Products and Corporate Development until January 28, 2011.

	III	1985

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Murdock’s presence on the Board has been vital to the Company’s growth and success over the past 28 years. Mr. Murdock’s passion for healthy living has given the Company direction and focus through his leadership. Mr. Murdock’s vast experiences and successes in the business world are also an invaluable asset to the Board as it evaluates not only the Company’s present circumstances, but the direction it will head in the future.

Dennis M. Weinberg, Director. Mr. Weinberg, 60, was one of the founding Directors for WellPoint, Inc. (NYSE:WLP), a health benefits company. From February 2002 to May 2006, Mr. Weinberg served as President and Chief Executive Officer of ARCUS Enterprises, a WellPoint business development company. Mr. Weinberg served for nearly 20 years in a variety of CEO, Group President, and Executive Vice President positions with WellPoint and its various affiliates. Prior to WellPoint, Mr. Weinberg held a variety of business consulting positions with the accounting firm of Touche Ross & Co. (currently Deloitte & Touche LLP) in Chicago. Before that, he was General Manager for the CTX Products Division of Pet, Inc., which division designed and manufactured commercial computerized processing equipment. At that time, Pet, Inc. was owned by I.C. Industries, Inc. Mr. Weinberg is Chairman and General Member of the development companies of FRW1, LLC, KNIC, LLC and SkyView Development, LLC. Mr. Weinberg has served as a Director and Chairman of the Audit Committee of Salem Communications Corporation (NASDAQ:SALM) since 2005, and is also a Director for private equity (non-publicly traded) companies Applied Merchant Systems, Inc., and Renal Ventures Management, LLC, each since early 2011. Mr. Weinberg served as a

	III	2009

Name and Experience	Class	Director Since

Director and Audit Committee Chairman of Health Management, Inc. (NASDAQ:HMI) from 1995 to 1997. He is the co-founder of Cornerstone Network Associates and Life Skills for American Families, and was a Director of The Health Insurance Association of America, The CEO Forum, Pepperdine University Center for the Family, National Coalition for the Protection of Families and Children, and a number of other non-profit organizations. Mr. Weinberg is Chairman of the Corporate Compensation and Benefits Committee of Dole’s Board of Directors, and he also serves on its Audit Committee.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Weinberg’s wide array of experiences in the business world give the Board a unique perspective on not only its business, but the broader economy as well. Mr. Weinberg’s collective experiences as an executive of other companies allow him to better appreciate the day-to-day issues management faces, thereby allowing for better communications between the Board and management. Mr. Weinberg’s experience is also significant to the Board in understanding today’s complex and ever-changing accounting rules and regulations.

C. Michael Carter, President, Chief Operating Officer, and Director. Mr. Carter also serves as the Company’s General Counsel and Corporate Secretary. Mr. Carter, 69, became Dole’s Senior Vice President, General Counsel and Corporate Secretary in July 2003, Executive Vice President, General Counsel and Corporate Secretary in July 2004, and President and Chief Operating Officer in February 2013 in connection with the ITOCHU sale transaction. Mr. Carter became a director of Dole in April 2003, resigned as a director upon the listing of the Company’s common stock on the New York Stock Exchange in October 2009 and re-joined the Board of Directors in February 2013. Mr. Carter joined Dole in October 2000 as Vice President, General Counsel and Corporate Secretary. Prior to his employment by Dole, Mr. Carter had served as Executive Vice President, General Counsel and Corporate Secretary of Pinkerton’s, Inc. Prior to Pinkerton’s, Mr. Carter held positions at Concurrent Computer Corporation, RJR Nabisco, Inc., The Singer Company and the law firm of Winthrop, Stimson, Putnam and Roberts (now Pillsbury Winthrop Shaw Pittman LLP). Mr. Carter serves on the Executive Committee of Dole’s Board of Directors.

	II	2013

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Carter brings a results-oriented operational focus to the Board. His years of experience in a number of industries, with a varied history of operational roles, including heading up manufacturing, program management, strategic planning and international operations across multiple industries, in addition to his legal work, provide invaluable experience for the Board to draw on as it considers Dole’s current and future direction. This experience, combined with Mr. Carter’s success within Dole working with Mr. Murdock to lead the Company since 2000 through its most significant operational and strategic events and challenges, positions Mr. Carter to help the Board lead Dole and deliver synergies within its businesses.

Elaine L. Chao, Director. Ms. Chao, 60, was the nation’s 24th Secretary of Labor from 2001 to 2009, and the first Asian Pacific American woman in our country’s history to be appointed to the President’s cabinet. From 1996 to 2001, and presently, Ms. Chao was and is a Distinguished Fellow at the Heritage Foundation, an educational and research organization based in Washington, D.C. From 1992 to 1996, she was President and Chief Executive Officer of United Way of America where she restored public trust and confidence to an organization tarnished by scandal. From 1991 to 1992, she served as Director of the Peace Corps. From 1989 to 1991, she was the Deputy Secretary of Transportation, the second in charge of a department with a budget of $30 billion and workforce of 110,000. Prior to that, she worked as Vice President of syndications at BankAmerica Capital Markets Group and Citicorp. Ms. Chao has served as a director of News Corp. (NasdaqGS: NWS) since 2012, and also serves as a director of Wells Fargo & Company (NYSE: WFC) and of Protective Life Corporation (NYSE:

	II	2009

Name and Experience	Class	Director Since

PL), both since 2011. She is also Chair of the Ruth Mulan Chu Chao Foundation. Ms. Chao previously served on the Board of Directors of Dole from 1993 to 2001. She previously served on the Boards of Northwest Airlines, National Association of Security Dealers, Raymond James Financial, and C.R. Bard. Ms. Chao is Chairman of the Nominating and Corporate Governance Committee of Dole’s Board of Directors, and she also serves on its Corporate Compensation and Benefits Committee.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Chao’s vast experience as the leader of many large scale organizations allows her to provide great insight into the effectiveness of a company such as Dole with operations around the world. Ms. Chao also brings a very diverse background to the Board. Not only has she held leadership positions in the finance industry, but she has also achieved great success as a leader in both the public service and charitable sectors. Ms. Chao’s experience as Secretary of Labor also gives the Board an important perspective on workforce issues, an invaluable asset for a company with approximately 15,600 full-time permanent employees and 9,400 full-time seasonal or temporary employees worldwide. Because the Company has frequent interactions with governments, on both the local and national level, having a director with such high-level, extensive experience in government gives the Board unique insight on these matters that it would not otherwise have.

Sherry Lansing, Director. Ms. Lansing, 68, is the Founder and CEO of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, public education and encore careers. From 1992 to 2005, she was the Chair and CEO of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award ® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first woman to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. Ms. Lansing has served as a director of Qualcomm Incorporated (NASDAQ: QCOM) since 2006, and RealD (NYSE: RLD) since 2010. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the American Cancer Society Cancer Action Network, the Carter Center, the Entertainment Industry Foundation and STOP CANCER, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. In addition, Ms. Lansing is the founder of the EnCorps Teachers Program, and co-founder of the Stand Up To Cancer initiative. Ms. Lansing is also currently Chair of the University of California Regents. She has earned the Woodrow Wilson Award for Corporate Citizenship, the Distinguished Community Service Award from Brandeis University, the Alfred P. Sloan, Jr. Memorial Award, the Horatio Alger Humanitarian Award, as well as honorary doctorates from the American Film Institute, City of Hope Los Angeles, Columbia College, Emerson College, Northwestern University, Occidental College, Pennsylvania State University, Pepperdine University, and Pine Manor College. Ms. Lansing serves on the Nominating and Corporate Governance Committee of Dole’s Board of Directors.

	II	2009

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Lansing’s success as an entrepreneur, as well as her vast experience as a leader in Hollywood and in the philanthropic community, gives her a unique perspective as to how large organizations work. Ms. Lansing’s experiences in such a fast-paced business are key to helping the Board react to changing trends and consumer preferences in today’s market. Through her charitable work, Ms. Lansing has also shown a great interest in health and nutrition, issues that are crucial to the Company’s goals and mission. Ms. Lansing’s commitment to volunteer work mirrors the Company’s commitment to the communities in which it operates. Ms. Lansing also has experience as a public company director.

Executive Officers

Set forth below is the name and age of the executive officer of the Company who does not also serve as director, as well as background information relating to his business experience, all as of April 5, 2013.

Keith C. Mitchell, Vice President and Chief Financial Officer. Mr. Mitchell, 51, became Chief Financial Officer in February 2013 in connection with the ITOCHU sale transaction. Mr. Mitchell is a Certified Public Accountant, and has worked for Dole the past 20 years. Prior to this recent appointment to CFO, Mr. Mitchell served as Vice President and Chief Financial Officer of Dole Fresh Fruit Company since May 2006. Mr. Mitchell also served in several senior financial management roles in Dole’s European organization for 12 years, after beginning his Dole career in the Internal Audit function. Before joining the Company in 1993, Mr. Mitchell held finance and audit positions with PPG Industries and Koppers Company.

THE BOARD OF DIRECTORS

Director Independence

As part of its Corporate Governance Guidelines, the Board of Directors has adopted Director Independence Standards, which are attached to the Company’s Corporate Governance Guidelines as Attachment A and are available on the Company’s website at http://investors.dole.com by following the links to “Corporate Governance.” The Board of Directors has affirmatively determined that each of Mses. Chao and Lansing and Messrs. Conrad, Weinberg and Dickson is independent as defined in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) and the Company’s Director Independence Standards. To be considered “independent,” a director must be determined by the Board of Directors to have no relevant material relationship with the Company, other than as a director of the Company. In making its determination concerning the absence of a material relationship, the Board of Directors adheres to the test for independence included in the NYSE listing standards.

Leadership Structure

Generally

The leadership structure of the Board of Directors is centered around the concept of an appropriate balance between management and the Board of Directors. The Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman of the Board and Chief Executive Officer based upon the circumstances. The Board believes that presently it is in the best interests of the Company that the executive officer positions of Chairman of the Board and CEO currently are combined. In connection with the realignment of executive responsibility resulting from the ITOCHU sale transaction, the Board determined that it was best for Mr. Murdock to return to the CEO position. As CEO, Mr. Murdock can draw on his range of industry experience, depth of knowledge and experience leading the Company through significant strategic events over the past 28 years, to guide the Company through the transition and successfully direct it going forward, along with C. Michael Carter as President and Chief Operating Officer, to whom all of the Company’s operating and corporate functions report as the Company’s principal executive officer for United States securities law purposes. The combination of these roles promotes unified leadership, which strengthens our ability to stay ahead of the challenges faced by our industry and to deal with the challenges the Company will face following the transformative ITOCHU sale transaction. The Company’s policy as to whether the roles of the Chairman and CEO should be separate is to adopt the practice that best serves the Company’s needs at any particular time. The Board believes that no single, one-size fits all, board-leadership model is universally or permanently appropriate. In the past, the positions have been separated when deemed appropriate by the Board. At present, the Board believes that its current structure effectively maintains independent oversight of management. We plan to continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs. Regularly scheduled executive sessions of the directors are held without those directors who are also executive officers of the Company. These directors designate one of their number to preside at each session, although it need not be the same director at each session. Meetings of these directors encourage open discussion. Having a designated presiding director for each meeting helps focus these meetings and provides a channel for communicating the results of the meetings to the full Board.

Risk Oversight

The Board oversees the risk-reward balance in exercising its ultimate responsibility for risk oversight in the Company’s risk governance structure. The Board exercises this ultimate responsibility by overseeing risk directly and through Board committees.

The Nominating and Corporate Governance Committee has responsibility (1) to act as the steward for, and to review and assess, the Company’s risk review process, which seeks to ensure that the Board in overseeing the risk-reward balance continues to be apprised of current risks in exercising its ultimate responsibility for risk oversight; and (2) to oversee, and to report to the Board with respect to the Committee’s assessment of, risks relating to the Company’s (i) corporate responsibility and (ii) governance structure and processes.

The Audit Committee has responsibility to oversee, and to report to the Board with respect to the Committee’s assessment of, major financial risk exposures, including: (1) risks to the achievement of the Company’s strategic and tactical objectives and its financial plans; (2) risks to management effectiveness; (3) risks to the Company’s reputation or legal position; and (4) risks to the Company’s financial condition, results of operations or cash flows. The Audit Committee charter specifically requires that the Committee review and discuss with senior corporate management the Committee’s oversight responsibility for major financial risk exposure and with legal counsel any significant litigation or other legal matters affecting the Company.

The Corporate Compensation and Benefits Committee has responsibility to oversee, and to report to the Board with respect to the Committee’s assessment of, risks relating to compensation matters.

Meetings of the Board of Directors

The Board of Directors held seven meetings during fiscal year 2012. Each director attended at least 90% of all Board and applicable committee meetings in fiscal year 2012.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Corporate Compensation and Benefits Committee, Nominating and Corporate Governance Committee, and Executive Committee.

Audit Committee

The Audit Committee, among other things: is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm; reviews the results and scope of the audit, audit-related and other services provided by the independent registered public accounting firm; monitors and reviews the integrity of the processes and systems relative to financial information used by the Board or disseminated to stockholders, the financial community and regulatory authorities; and reviews the internal accounting procedures and controls with the Company’s financial and accounting staff, and receives reports from the independent registered public accounting firm and management regarding, and reviews and discusses the adequacy and effectiveness of, the Company’s internal control over financial reporting, including any significant deficiencies or material weaknesses. Responsibilities of the Committee also include overseeing major financial risk exposures, including risks to the achievement of the Company’s strategic and tactical objectives and its financial plans, risks to management effectiveness, risks to the Company’s reputation or legal position, and risks to the Company’s financial condition, results of operations or cash flows. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at http://investors.dole.com by following the link to “Corporate Governance” and “Audit Committee” under the heading “Committee Charters” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below. The Audit Committee held eight meetings during fiscal year 2012.

The Audit Committee currently consists of Messrs. Conrad, Weinberg and Dickson. Mr. Conrad is Chairman of the Committee. The Board of Directors has affirmatively determined that each member of the Committee is independent under the listing standards of the NYSE, applicable SEC rules and the Company’s Director Independence Standards.

The Board of Directors has also determined that each member of the Committee is “financially literate” as required by the listing standards of the NYSE, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that each of Mr. Conrad and Mr. Weinberg qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC based on their qualifications and business experience, as briefly described in “Directors and Executive Officers — Nominees and Continuing Directors” above.

Corporate Compensation and Benefits Committee

The Corporate Compensation and Benefits Committee, among other things: reviews the Company’s overall compensation philosophy, structure, policies and programs; reviews and approves the total compensation for executive officers and other senior executives; administers the Company’s equity- and cash-based compensation plans; and makes recommendations to the Board with respect to any amendment or alteration to the Company’s equity- and cash-based compensation plans that are subject to Board approval. Such oversight includes decisions regarding executive management salaries, incentive compensation, long-term compensation plans and equity plans for directors and employees. Responsibilities of the Committee also include overseeing risks relating to compensation matters. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at http://investors.dole.com by following the link to “Corporate Governance” and “Corporate Compensation & Benefits Committee” under the heading “Committee Charters” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below. The Corporate Compensation and Benefits Committee held five meetings during fiscal year 2012.

The Corporate Compensation and Benefits Committee currently consists of Ms. Chao and Messrs. Conrad and Weinberg. Mr. Weinberg is Chairman of the Committee. The Board of Directors has affirmatively determined that each member of the Committee is independent under the listing standards of the NYSE and the Company’s Director Independence Standards.

Role of Compensation Consultants.    As discussed in “Compensation Discussion and Analysis — Corporate Compensation and Benefits Committee” below, during fiscal year 2012, Exequity, LLP, a nationally recognized independent provider of executive compensation advisory services with no legal or financial connection to any other service provider, was retained. Exequity and its affiliates do not perform any work for the Company outside of Exequity’s role as consultant to the Committee. In 2012, Exequity supported the Committee by: providing competitive data on compensation and relative performance of peer group companies (which information allows the Committee to make informed decisions with the benefit of understanding the factors shaping the external marketplace for executive compensation); recommending pay programs; making presentations on regulatory and legislative matters affecting executive compensation; providing opinions on the reasonableness of compensation; and consulting on other matters as requested. On February 13, 2013, the Corporate Compensation and Benefits Committee considered the following six factors with respect to Exequity: (i) the provision of other services to the Company by Exequity; (ii) the amount of fees received from the Company by Exequity, as a percentage of the total revenue of Exequity; (iii) the policies and procedures of Exequity that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Exequity consultant with a member of the Corporate Compensation and Benefits Committee; (v) any stock of the Company owned by the Exequity consultant; and (vi) any business or personal relationship of the Exequity consultant or Exequity with an executive officer of the Company. After considering the foregoing factors, the Corporate Compensation and Benefits Committee determined that the work of Exequity with the Corporate Compensation and Benefits Committee for fiscal 2012 has not raised any conflict of interest.

Compensation Committee Interlocks and Insider Participation.    During fiscal year 2012, no member of the Corporate Compensation and Benefits Committee was an officer or employee of the Company, was a former officer of the Company, or had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. Other than with respect to certain of Mr. David H. Murdock’s privately-held companies of which Messrs. David H. Murdock and Justin M. Murdock were executive officers, during fiscal year 2012, none of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Company’s Board of Directors or on its Corporate Compensation and Benefits Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things: developing and recommending to the Board criteria for identifying and evaluating director candidates; identifying, reviewing the qualifications of, and recruiting candidates for election to the Board; making recommendations to the Board concerning the structure, composition and functions of the Board and its committees; and developing and reviewing the Company’s governance principles. The Committee is also responsible for establishing procedures for the consideration of Board candidates recommended by stockholders, including potential nominees for election, as described in “Director Nomination Process” below. Responsibilities of the Committee also include: overseeing risks regarding the Company’s corporate responsibility and the Company’s governance structure and processes; and, in the Company’s risk governance structure, acting as the steward for the Company’s risk review process, which seeks to ensure that the Board in overseeing the risk-reward balance, continues to be apprised of current risks in exercising the Board’s ultimate responsibility for risk oversight. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at http://investors.dole.com by following the link to “Corporate Governance” and “Nominating & Corporate Governance Committee” under the heading “Committee Charters” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below. The Committee held four meetings during fiscal year 2012.

The Nominating and Corporate Governance Committee currently consists of Mses. Chao and Lansing and Mr. Dickson. Ms. Chao is Chairman of the Committee. The Board of Directors has affirmatively determined that each member of the Committee is independent under the listing standards of the NYSE and the Company’s Director Independence Standards.

Director Nomination Process.    The Nominating and Corporate Governance Committee, with the assistance of a third-party search firm when deemed necessary by the Committee, identifies candidates for director nominees. The Committee considers a number of factors, including the following criteria, in identifying, evaluating and recommending director nominees to the Board: the individual’s business experience, skills, independence, judgment and integrity; the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of experience and personal backgrounds on the Board. The Committee will use the same criteria in determining whether to recommend stockholder nominations of candidates for director made pursuant to the procedures set forth in the Company’s Bylaws and described in “Additional Information — Stockholder Proposals and Nominations for Director” below.

Executive Committee

The Executive Committee acts in the place of the Board, and exercises the authority and powers of the Board between meetings of the Board, subject to the Company’s Certificate of Incorporation and Bylaws and applicable laws, rules and regulations. The Executive Committee also performs any duties or responsibilities expressly delegated to the Committee by the Board from time to time and as are consistent with the purpose of the Committee and as the Board deems appropriate. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at http://investors.dole.com by following the link to “Corporate Governance” and “Executive Committee” under the heading “Committee Charters” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below. The Committee did not meet during fiscal year 2012.

During all of 2012 the Executive Committee consisted of Messrs. David H. Murdock and David A. DeLorenzo. Mr. Murdock is Chairman of the Committee. Currently membership on the Executive Committee includes Messrs. David H. Murdock, Carter and DeLorenzo.

Non-Employee Director Compensation

The table below sets forth information with respect to the compensation paid to non-employee directors of the Company in fiscal year 2012.

Name(1)	Fees Earned Or Paid in Cash(1)(2)	Stock Awards(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings		Total
Andrew J. Conrad	$175,000	$0	$2,135	(4)	$177,153
Elaine L. Chao	$166,000	$0	0		$166,000
Sherry Lansing	$156,000	$0	0		$156,000
Justin M. Murdock	$149,000	$0	0		$149,000
Dennis M. Weinberg	$173,000	$0	0		$173,000

(1)

David H. Murdock and David A. DeLorenzo are not included in this table because they were employees of the Company during 2012 and did not receive any compensation for their service as directors. Compensation for each of Messrs. David H. Murdock and DeLorenzo is included in “Summary Compensation Table” below.

(2)

Fees earned in cash include as applicable annual retainer, committee chairperson retainer, committee meeting fees and, for each director, an additional cash payment of $75,000 in lieu of an equity grant (see Note 3 below).

(3)

There were no grants to non-employee directors in 2012, given that the Board of Directors had previously adopted the recommendation of the Corporate Compensation and Benefits Committee (the “Compensation Committee”) to discontinue annual restricted stock grants as part of non-employee director compensation. In lieu thereof, the Board approved an additional annual cash payment of $75,000 (or pro-rata portion thereof).

(4)	Interest earnings in excess of 120% of the December 2011 Applicable Federal Rate.

Generally.    The Company uses cash compensation to attract and retain qualified non-employee candidates to serve on the Board of Directors. In setting outside director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill sets each outside director brings as a member of the Board.

Members of the Board of Directors who are not employees of the Company are entitled to receive an annual cash retainer of $60,000 and a Board meeting fee of $2,000 for each Board meeting attended. The fee for telephonic participation is $1,000. Directors receive $10,000 annually for service as chairman of committees of the Board in addition to the cash retainer, except in the case of the Chairman of the Audit Committee who receives $15,000 annually. Committee meeting fees are $1,000 per meeting attended, either in person or telephonically. In addition, in lieu of annual equity awards, members of the Board are entitled to an additional cash payment of $75,000, payable annually on October 28. Directors who are employees of the Company do not receive any compensation for their services as directors.

Deferred Compensation.    Effective December 15, 2011, the Non-Employee Director Deferred Cash Compensation Plan, a program in which each non-employee director was able to defer up to 100% of his or her total annual retainer and meeting fees, was terminated. Accordingly, beginning in 2012, non-employee directors were no longer permitted to defer their annual retainer and fees under the program. In accordance with tax rules governing the termination and liquidation of nonqualified deferred compensation plans, including Section 409A of the Code, all remaining benefits were paid to the two remaining participants on December 28, 2012.

Annual Physical.    In line with the Company’s focus on health and wellness, each non-employee director has an annual executive physical benefit of up to $6,000 at a facility determined by the Company. Non-employee directors are responsible for any imputed income taxes due as a result of using this benefit.

Stock Ownership Guidelines.    On February 23, 2012, the Board approved the recommendation of the Compensation Committee adopting stock ownership guidelines for non-employee directors to acquire and hold Company common stock in an aggregate amount having values equivalent to a four times multiple of director annual retainer fees.

Contacting the Board of Directors

Any stockholder, employee or interested party who desires to communicate with individual directors, a committee of the Board, the Board of Directors as a group, the directors who are not also executive officers as a group or the independent directors as a group, may do so by writing to the Board of Directors, c/o Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California, 91362, in an envelope marked confidential. All communications will be received and processed by the Company’s legal department. Unless indicated otherwise, communications about accounting, internal control and audits will be referred to the Audit Committee. Parties may communicate anonymously, if so desired.

All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received by management from stockholders or other interested parties which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the party specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the party does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that management, using its judgment, determines should be relayed to the Board.

Individuals may also report misconduct, raise issues or simply ask questions, including with respect to any questionable accounting, internal control or auditing matters concerning the Company, without fear of dismissal or retaliation of any kind. Reports may be made anonymously and confidentially:

1. Online at www.doleintegrity.com;

2. Through the Company’s Integrity Hotline, 888-236-7527 in the U.S., Canada and Guam, and in other countries at the toll free number provided on www.doleintegrity.com by following the “Toll-Free International Access Codes” link; or

3. In accordance with the Company’s Audit Committee Procedures for Handling Accounting and Auditing Complaints and Concerns, available on the Company’s website at http://investors.dole.com, under the heading “Governance Documents” by following the link to “Corporate Governance” and “Report Accounting Issues” under the heading “Governance Documents.”

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as well as various rules promulgated by the SEC and the NYSE. The Company has corporate governance procedures and practices in place that are designed to enhance and protect the interests of its stockholders.

Corporate Governance Guidelines

In furtherance of this practice, the Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address, among other things: the role and the composition of the Board of Directors, including membership criteria and leadership; how the Board of Directors functions, including with respect to prior review of materials, access to management and advisors, executive sessions of directors who are not also executive officers; succession planning for the position of CEO and certain top management positions and reviews of management; the structure and functioning of committees of the Board of Directors; and director independence. The full text of the Corporate Governance Guidelines is available on the Company’s website http://investors.dole.com by following the link to “Corporate Governance” and “Corporate Governance Guidelines” under the heading “Governance Documents” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below.

Code of Conduct

The Board of Directors has also adopted a Code of Conduct applicable to all of the Company’s employees as well as the members of the Board of Directors. The Code of Conduct, along with the Corporate Governance Guidelines, serves as the foundation for the Company’s system of corporate governance. Among other things, the Code of Conduct: provides guidance for maintaining ethical behavior; requires that all employees (including officers) and directors comply with applicable laws and regulations; provides guidance for protecting confidential information and Company assets; prohibits conflicts of interest; addresses the Company’s policies with respect to gifts and political contributions; and provides mechanisms for reporting violations of the Company’s policies and procedures, including the Code of Conduct.

In the event the Company makes any amendment to, or grants any waiver, including an implicit waiver, from, a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose the amendment or waiver and the reasons therefor on the Company’s website http://investors.dole.com within four business days of the date of the amendment or waiver. The full text of the Code of Conduct is available on the Company’s website http://investors.dole.com by following the link to “Corporate Governance” and “Code of Conduct” under the heading “Governance Documents” or upon written request to the Company, as described in “Additional Information — Annual Report, Financial and Other Information” below.

Audit Committee Matters

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility with respect to the financial statements and the reporting process of the Company, and the Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles, and for expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 29, 2012, with the Company’s management.

2. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, among other things.

3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, for filing with the SEC.

Respectfully submitted,

Andrew J. Conrad, Chairman

E. Rolland Dickson

Dennis M. Weinberg

Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy for the pre-approval of audit, audit-related and non-audit services to be provided by the Company’s independent registered public accounting firm. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit, audit-related or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm.

Audit, Audit-Related and Non-Audit Fees

Set forth below are the fees incurred by the Company for professional services rendered by its independent registered public accounting firm, Deloitte & Touche LLP, for the fiscal periods indicated, all of which were pre-approved by the Audit Committee (amounts in thousands).

	2012		2011
Audit fees	$4,685		$5,087
Audit-related fees	3,218	(1)	421
Tax fees	1,860	(2)	165
All other fees	10		—

Total	$9,773		$5,673

(1)	Includes $3,126,000 of audit-related services provided in connection with the ITOCHU sale transaction.

(2)	Includes $1,735,000 of tax services provided in connection with the ITOCHU sale transaction.

Audit Fees — Consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, or services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years. Such services include those associated with reports or other documents filed with the SEC such as the issuance of consents, filings on Form 8-K, responding to SEC comment letters or other inquiries by regulators related to accounting or disclosure matters, as well as the issuance of comfort letters related to debt offerings. Audit fees include fees associated with the audit of the Company’s internal control over financial reporting.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions and investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning and tax advice. Corporate tax services encompass a variety of permissible services, including: technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

Dole’s executive pay programs are designed to provide competitive pay opportunities for Dole’s executives if they execute the strategic goals and objectives upon which our incentive programs are based. The majority of executive pay for our Named Executive Officers comes through incentive-based pay. This is contingent pay that can only be realized if performance goals are achieved. These performance goals seek to strike the balance between short-term performance and sustained multi-year performance and focus on internal metrics of performance (e.g., traditional accounting measures) and the performance of Company stock. These goals seek to forge a tight link between incentive compensation and stockholder value creation.

The Company presented an advisory “Say-on-Pay” proposal in the 2011 proxy statement and received 99% Stockholder approval at the Company’s 2011 Annual Meeting of Stockholders. At this same meeting Stockholders approved a second proposal establishing a triennial schedule for “say-on-pay” votes. Accordingly, there was not an executive “say-on-pay” proposal presented at the 2012 Annual Meeting of Stockholders and the next “say-on-pay” vote is scheduled to occur in 2014.

In order to ensure that the pay opportunities we provide are competitive, we engage in annual market benchmarking exercises. This benchmarking is performed by the Corporate Compensation and Benefits Committee’s (the “Compensation Committee”) independent consultant, which benchmarks total pay opportunities to a group of food and consumer products companies that approximates the labor market for executive talent at Dole.

In accordance with the Company’s 2009 Stock Incentive Plan, as Amended and Restated (the “2009 Stock Plan”), our annual incentive plan rewards results achieved at the end of the year relative to performance goals set early in the year for cash flow return on investment and leverage ratio (see “Annual Incentives” section below). These performance goals are challenging in nature and were approved by the Compensation Committee. Opportunities under this incentive plan are capped so as to limit overall executive rewards and to guard against potential risk-seeking behavior that may be associated with unlimited payout opportunities. The plan provides no rewards if results fall below minimum levels of achievement.

Historically, our long-term incentives have been provided through a combination of equity awards (stock options, performance shares, restricted stock) and a self-funded long term cash incentive program (the “LTIP”). In 2012, however, no equity awards were granted due to the ITOCHU sale transaction (See “Long Term Incentive Awards in 2012” below). As such our long-term incentives for Named Executive Officers in 2012 were limited to the LTIP which was issued at the beginning of the year before the ITOCHU sale transaction was announced. The LTIP provides awards based on the achievement of three-year EBITDA goals. Similar to the annual incentive plan, the goals for the LTIP was approved by the Compensation Committee, and payouts are capped so as to limit total payout opportunity. To further reinforce the alignment between our executive team and our stockholders, each of the Named Executive Officers is subject to stock ownership guidelines ranging from three to five times the executive’s base salary (see Stock Ownership Guidelines below).

Dole strives to develop compensation programs that are in the best interests of stockholders. To this end we have not engaged in stock option repricing, and we grant equity awards pursuant to a fixed schedule (no springloading, no backdating). We do not provide excessive perquisites, nor do we provide tax gross-ups on perquisites or upon the vesting of equity awards. We do not have any employment agreements with our executive officers. We do not guarantee any incentive plan payments, nor do we pay dividend equivalents on unvested performance shares.

This Compensation Discussion and Analysis (“CD&A”) provides compensation and related information, as required, on the Company’s “Named Executive Officers” who constitute all of the Company’s executive officers. The Company’s Named Executive Officers for 2012 were:

•	David H. Murdock, Chairman of the Board;

•	David A. DeLorenzo, President and Chief Executive Officer;

•	C. Michael Carter, Executive Vice President, General Counsel and Corporate Secretary;

•	Joseph S. Tesoriero, Executive Vice President and Chief Financial Officer.

Objectives

The primary components of pay for Dole’s Named Executive Officers are base salary, annual incentives and long-term incentives. These programs are designed to be competitive with both general industry and food and consumer products companies and to align the Named Executive Officers’ incentives with the long-term interests of Dole’s stockholders. The Company’s compensation policies are intended to enable Dole to attract and retain top quality management as well as to motivate management to set and achieve aggressive goals in their respective areas of responsibility. The compensation setting process consists of developing compensation levels for each Named Executive Officer and reviewing each component of compensation both individually and as a component of overall compensation.

Corporate Compensation and Benefits Committee Role

The Compensation Committee meets as often as required during the year in furtherance of its duties, including an annual review of compensation for the Named Executive Officers. As discussed in “The Board of Directors — Committees of the Board — Corporate Compensation and Benefits Committee — Role of Compensation Consultants” above, Exequity, LLP, an executive compensation consulting firm, was retained to review periodically the competitiveness of the Company’s executive compensation programs relative to comparable companies. Exequity also provided the Compensation Committee with updates with respect to legislative and regulatory items and general marketplace trends pertaining to executive compensation. Exequity is an independent compensation consulting firm that reports directly to the Compensation Committee and does not provide any nonexecutive compensation services to the Company.

Role of Named Executive Officers in Compensation Decisions

Through 2012, Mr. Murdock and the Compensation Committee annually reviewed Mr. DeLorenzo’s performance and received input from Mr. DeLorenzo with respect to the performance of Messrs. Carter and Tesoriero. Neither Mr. Murdock nor Mr. DeLorenzo provided input on his own compensation. Recommendations with respect to each component of pay are presented to the Compensation Committee for approval. The Compensation Committee can exercise its discretion with respect to recommendations made for any Named Executive Officer.

Compensation Risk Assessment

The Compensation Committee believes that Dole’s compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company has appropriate safeguards in place with respect to compensation programs that assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives and employees. These safeguards include: managing pay opportunities to market levels through peer benchmarking; balancing performance focus between near-term objectives and long-term stockholder value creation; issuing equity awards that vest over multi-year time horizons; capping cash incentive plan payments; and maintaining stock ownership guidelines for our executive officers. Furthermore, the Compensation Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles and pay opportunity levels. In 2012, an independent risk assessment and analysis of executive compensation programs was conducted by Exequity. Their findings also concluded that our executive compensation programs are designed to drive a pay-for-performance culture and do not create risks that are reasonably likely to have a material adverse impact on the Company.

Benchmarking

The Compensation Committee compares each component of its pay program against a selected group of food and consumer products companies as well as data from broader compensation surveys. The Compensation Committee annually reviews the peer group for ongoing appropriateness. The primary criteria for peer group development includes industry and size comparability using Global Industry Classification Standard (GICS) code groupings and annual revenues as filters. This process resulted in the current peer group which comprises 21 companies. Annual revenues of peer group companies range from approximately $1 billion to $15 billion. Dole’s revenues in 2012 fell within the third quartile of this group. For 2012, the companies in the group were as follows:

Campbell Soup Company

Central Garden & Pet Co.

Chiquita Brands International, Inc.

ConAgra Foods, Inc.

Dean Foods Company

Dr. Pepper Snapple Group, Inc.

Fresh Del Monte Produce Company

General Mills, Inc.

H. J. Heinz Company

Hain Celestial Group, Inc.

The Hershey Company

Hillshire Brands Co. (formerly Sara Lee Corporation)

Hormel Foods Corp.

Ingredion (formerly Corn Products International, Inc.)

Kellogg Company

McCormick & Company, Inc.

Ralcorp Holdings Inc.

Seneca Foods Corp.

Smithfield Foods Inc.

Spectrum Brands, Inc.

J.M. Smucker Company

The Compensation Committee also uses data from general industry surveys to benchmark pay for executives. These surveys typically provide total compensation data for standard benchmark jobs. The Compensation Committee considers a revenue cut of the survey that approximates Dole in terms of overall size. The general industry data are viewed by the Compensation Committee as a secondary reference point in quantifying competitive market values for Named Executive Officers. The Compensation Committee considers pay benchmarking to be an important factor in determining executive pay opportunities. The Compensation Committee also considers variables such as individual and company performance, criticality of role, historical pay decisions and tenure when evaluating the appropriateness of pay levels at Dole.

Total Direct Pay in 2012

Mix of Total Direct Pay in 2012

Total direct pay at Dole is both fixed and variable and is delivered using three components. Fixed pay is delivered as base salary, while variable compensation is delivered as annual cash incentives and long-term incentive programs. In allocating total compensation among these components of pay, the Compensation Committee believes the compensation package should be predominantly performance based since these individuals have the greatest ability to affect and influence the financial performance of the Company.

Accordingly, in recent years, a very significant portion (70% — 75%) of each Named Executive Officers compensation package has come as variable incentive plans that only deliver pay when specified performance targets are achieved (at-risk compensation). If threshold levels of performance are not achieved, these incentive awards will not be paid.

While base salary and annual cash incentives for the Named Executive Officers were unchanged at the outset of 2012, equity grants, traditionally given in November, were foregone in 2012 due to the announced ITOCHU sale transaction. This decision had the coincident effect of altering the traditional pay mix by reducing each Named Executive Officer’s variable and total direct compensation. Accordingly, for 2012, the variable compensation for the Named Executive Officers ranged from 60% to 65% of total direct compensation.

Competitiveness of CEO Total Direct Pay Opportunity in 2012

Based on the annual review of compensation conducted by the Compensation Committee’s independent consultant, total direct pay opportunity for the CEO was below the market median of both peer group and general industry data.

Base Salary

The Compensation Committee aims to provide a base salary that is commensurate with the position in the Company and is comparable to what other individuals in similarly situated positions might receive. The Compensation Committee considers each Named Executive Officer’s position relative to the market, his responsibilities and performance in the job. Based on benchmarking data, no changes were made to the base salaries of any of the Named Executive Officers at the outset of 2012. However, in December of 2012, in connection with the realignment of executive responsibility for the ITOCHU sale transaction, the Board of Directors approved changes increasing base salary for Mr. Murdock to $1,500,000 and for Mr. Carter to $1,000,000, reflecting the additional duties and responsibilities already undertaken by each of them on a continuing basis.

Annual Incentives

For 2012, the Board of Directors approved target annual incentive awards under Dole’s annual incentive program, the One-Year Management Incentive Plan (the “One-Year Plan”), ranging from 85% to 110% of salary for the Named Executive Officers. At the outset of 2012, the target One-Year incentive awards for the Named Executive Officers were (i) 110% of base salary for Mr. Murdock and Mr. DeLorenzo; and (ii) 85% of base salary for Mr. Carter and Mr. Tesoriero. In conjunction with the adjustment to Mr. Carter’s base salary, the Compensation Committee approved an increase to his target incentive opportunity to 100%.

Payments, if any, under the One-Year Management Incentive Plan, are made based on the realized level of financial performance. If the specified minimum level of financial performance is not realized, no payments are made under the One-Year Management Incentive Plan. Payments under the One-Year Management Incentive Plan will not exceed specified maximum levels, and these maximum levels are paid only if substantially higher financial performance levels are attained. For fiscal year 2012 the maximum opportunity in the annual incentive program was capped at 200% of target incentive percentage. In accordance with the terms of the One-Year Plan, participants must be employees on the payment date, except payments under the plan may be made, even if the Named Executive Officer is no longer employed by the Company, if termination results from normal retirement, death or disability (as defined in the One-Year Plan).

The following table summarizes the target and maximum incentive awards for each Named Executive Officer under the One-Year Plan for fiscal year 2012:

Name	Target Incentive Compensation Amount	Maximum Incentive Compensation Amount	Incentive Compensation Earned
David H. Murdock	$1,650,000	$3,300,000	$700,000
David A. DeLorenzo	$1,320,000	$2,640,000	$0
C. Michael Carter(1)	$1,000,000	$2,000,000	$500,000
Joseph S. Tesoriero	$467,500	$935,000	$0

(1)	Mr. Carter’s target and maximum incentive compensation awards reflect changes approved late in 2012 in base salary and One-Year Plan target incentive percentage.

The annual financial performance goals (discussed in more detail below) are recommended by management and set by the Compensation Committee. The financial performance goals are structured to present challenging, yet achievable targeted financial performance results for the Company. The Compensation Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year. The financial performance goals are the same for each of the Named Executive Officers and each may earn 100% of his targeted incentives if the established targets for the financial performance goals are met.

Metrics under the One-Year Plan

The Compensation Committee selected a combination of cash flow return on investment (“CFROI”) and the year-end net-debt-to-EBITDA ratio (“Debt Ratio”) as the financial performance metrics for annual incentive payments. CFROI was weighted at 80% in funding the incentive pool because the Compensation Committee determined that it provides the best view and the most direct and accurate measurement of annual consolidated performance. The Debt Ratio is determined by dividing the net debt at the end of the year by consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Debt Ratio was weighted at 20% in funding the incentive pool as it is also an important objective of the Company.

For fiscal 2012, the incentive pool was funded as described above, 80% funding based on a CFROI target of 10.15% and 20% funding based on a Debt Ratio target of 3.6. Actual results for 2012 were a CFROI of 8.56% and a Debt Ratio of 4.88. For purposes of setting the targets, CFROI is our annual budgeted EBITDA divided by budgeted investment. This is the annual budget we use for operating and planning purposes and is not a special budget used for compensation purposes.

In determining the achievement of CFROI and Debt Ratio goals in 2012, the Compensation Committee approved the incentive pool based on CFROI and Debt Ratio, in both cases adjusted for unusual or non-operational items. Results for the Company’s 2012 CFROI and the Debt Ratio both fell below target. Incentive payouts for 2012 reflect these shortfalls and payouts at the 45% level.

Notwithstanding the indicated payout levels under the One-Year Plan, the Compensation Committee approved the actual payouts under the One-Year Plan for Mr. Murdock and Mr. Carter disclosed above based on its subjective overall assessment of their performance for 2012. In addition, the Compensation Committee decided not to award any incentive payout under the One-Year Plan for 2012 for Mr. DeLorenzo and Mr. Tesoriero in light of the severance payments each became entitled to in connection with their termination of employment upon the completion of the ITOCHU sale transaction. The payouts under the One-Year Plan for 2012 are shown in the Summary Compensation Table below under the column “Bonus” for 2012.

Long-Term Incentive Awards in 2012

Dole provides long-term incentives through a combination of equity awards (stock options, performance shares and restricted stock), and the cash LTIP. Equity awards have historically been issued in November and the cash LTIP in February. During fiscal 2012, the Company issued its cash LTIP in February in keeping with past practices. However, the Company did not issue equity awards in November 2012 due to the announced ITOCHU sale transaction. Consequently, 2012 was an atypical year in terms of long-term incentive awards.

The Performance Share awards for the 2012-2014 performance period, underlying shares of which were determined in November 2011, are considered granted (for accounting purposes) on February 23, 2012, the date the Compensation Committee met and approved net debt reduction as the performance metric for the performance period. This grant, as reflected in the table below, is the only equity award made to the Named Executive Officers in 2012.

Name	Stock Options	Restricted Stock	Performance Shares (Target)(1)	Maximum LTIP(2)
David H. Murdock	0	0	45,000	$334,250
David A. DeLorenzo	0	0	42,500	$420,000
C. Michael Carter	0	0	16,667	$211,750
Joseph S. Tesoriero	0	0	16,667	$192,500

(1)	Performance Shares earned can range from 0 to 200% of the target shares based on actual results compared to the net debt reduction goal at the end of the three-year period.

(2)

Payouts under the LTIP are not guaranteed and can range from no payout (for below-threshold performance) up to 35% of base salary as of the beginning of the relevant three-year performance period. Amounts represent the maximum payment a Named Executive Officer might receive for the 2012-2014 incentive period, which is 35% of base salary as of the beginning of the three-year performance period.

LTIP

In 2012, the Company provided the Named Executive Officers the opportunity to earn up to 35% of their base salaries (as of the beginning of the relevant three-year performance period) if the Company achieved Compensation Committee approved EBITDA goals at the end of a three-year performance period or at an earlier time (if any), after the first year of a three-year performance period, at which the Company has achieved the same approved EBITDA goals (based on last-twelve-months EBITDA) for a continuous six-month period. The performance period for this award cycle will measure performance from 2012 through 2014. Payouts under the plan are not guaranteed and can range from no payout (for below-threshold performance) up to 35% of base salary (as of the beginning of the relevant three-year performance period). The plan was implemented in order to close competitive shortfalls in long-term compensation opportunity for the senior management group. A cash-denominated award was selected in order to conserve shares usage, and in recognition that all other forms of long-term compensation are share-denominated.

In accordance with the change of control provisions in our stock incentive plan, all outstanding equity awards and cash LTIP awards vested and became payable upon the completion of the ITOCHU sale transaction, with the amount earned and/or payable in respect to cash LTIP and performance share awards determined assuming that the target level of performance was achieved.

Cash Bonus Payment

As previously disclosed, following the signing and announcement of the acquisition agreement in connection with the ITOCHU sale transaction, in recognition of his efforts relating to the ITOCHU sale transaction, the Compensation Committee approved, at the recommendation of Mr. Murdock, a cash bonus payment in the amount of $1,000,000 to Mr. Carter, which bonus was not conditioned upon the completion of the ITOCHU sale transaction.

Say on Parachutes Vote

In connection with the ITOCHU sale transaction, the Company presented stockholders with an advisory proposal regarding the payment of certain compensation that may be paid or become payable to the Company’s Named Executive Officers, which received 77% stockholder approval at the December 6, 2012 special meeting of stockholders.

Retirement Plan

Until December 31, 2001, Dole maintained a traditional defined benefit pension plan. Subsequent to that time no new participants were added to the plan and benefits under the plan for existing participants were frozen. The Company did institute a five-year transition benefit plan for long-term employees, which concluded at the end of 2006. Mr. Tesoriero was not an employee of the Company prior to the freeze, and so had not accrued any benefit under the benefit pension plan prior to the freeze. Mr. Carter is entitled to receive an annual retirement benefit of approximately $5,747. Mr. DeLorenzo received $314,612 in pension benefit payments in 2012. Mr. DeLorenzo retired on December 29, 2001 and began receiving retirement benefit payments in 2002. He was rehired in June 2007 and continues to receive retirement benefit payments. In addition, since Mr. DeLorenzo had been a pension plan participant prior to July 1975, a portion of his retirement benefit payment is based on variable units, which fluctuate in value based on stock market changes. Therefore, the amount of his retirement benefit payment may change from year-to-year to reflect annual changes in the value of the variable units. Mr. Murdock is over the age of 70 1/2 and, as required by the Internal Revenue Code, received $146,341 in pension benefit payments in 2012. If any individual’s benefit under the pension plan exceeds the maximum annual benefit or the maximum compensation limit, Dole will pay the excess from an unfunded supplemental retirement plan. Additional details regarding the supplemental retirement plan are provided in “Pension Benefits” below.

Savings Plans

Dole matches contributions to the 401(k) plan up to 6% of eligible compensation.

The Named Executive Officers, as well as selected U.S. based senior executives, are eligible to participate in the Excess Savings Plan, under which eligible employees can contribute up to 100% of eligible earnings (base pay and annual incentive). Additional details regarding the Excess Savings Plan can be found in “Nonqualified Deferred Compensation” below.

Perquisite and Other Agreements

Perquisites for the Named Executive Officers (except for Mr. Murdock) are the reimbursement of up to $5,000 per year for financial planning and a Company-paid annual executive physical not to exceed $6,000.

The total cost of all perquisites for each NEO in 2012 was below $10,000.

The Dole airplane (co-leased with a company owned by Mr. Murdock) was used by Mr. Murdock in 2012 primarily for business purposes. Mr. Murdock had 3.7 flight hours personal use of the airplane for which the Company was reimbursed by him in full. The costs to Dole of these expenses are discussed in “Certain Relationships and Related Party Transactions” below.

The Named Executive Officers participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, long-term disability and charitable gift matching (limited to $500 per employee per year).

Employment Agreements

As of end of the 2012 fiscal year, Dole was not party to any employment agreements with the Named Executive Officers.

Severance and Change of Control Arrangements

The Named Executive Officers participate in the same severance program, on the same terms, as all other eligible employees. The program provides for severance pay upon certain involuntary terminations based upon years of service.

Double-trigger change of control agreements are in place for the Named Executive Officers. As discussed in “Change of Control” below, the Company believes these change of control agreements are important in order to keep these executives focused on Dole’s business should a change of control occur or be contemplated.

In 2010, the Compensation Committee, at management’s recommendation, adopted a new form of change of control agreement that does not contain an excise tax gross-up in connection with Internal Revenue Code Section 280G (referred to as the Section 280G gross-up) and that will apply to all future executive officers, although the current Named Executive Officers will continue to have excise tax gross-up protection under their existing change of control agreements.

The Section 280G tax on “excess parachute payments” is assessed, in part, based on Form W-2 income over the five year period (or lesser period if the executive officer has not been employed with the employer for a full five years) preceding a termination in connection with a change of control. Thus, the amount of tax imposed varies depending on factors such as whether the executive officer elected to defer compensation or to exercise equity awards under the 2009 Stock Plan and how long the executive officer has been employed with the Company. The Section 280G gross-up payments are intended to make certain that the payments and benefits actually received by the Named Executive Officers, net of Section 280G excise tax, are consistent with the Company’s compensation decisions and do not vary arbitrarily due to the operation of the tax rules. For these reasons, the Company believes that the provision of the Section 280G gross-up payments for the Named Executive Officers is appropriate.

See the discussion in “Severance” and “Payments upon Termination or Change of Control” below for further information on the Company’s severance and change of control arrangements.

Stock Ownership Guidelines

Dole has adopted stock ownership guidelines for its Named Executive Officers to encourage them to build their ownership position in the Company’s common stock. Each Named Executive Officer will be required to acquire and hold Company common stock in an aggregate amount having values equivalent to the multiples of base salaries indicated below, with such goal to be achieved by the end of fiscal year 2015, taking into account the value of their respective shares of common stock owned and restricted stock awards both vested and unvested, and excluding shares held as custodian under the UGMA for children or grandchildren. These guidelines are presented as stock value equivalent to a multiple of base salary as follows:

Position	Stock Value as a Multiple of Base Salary
President and Chief Executive Officer	5 times
Other Named Executive Officers	3 times

Based on the December 28, 2012 stock price of $11.28, the President and Chief Executive Officer had achieved approximately 76% of his ownership guideline. The Executive Vice President, General Counsel and Corporate Secretary, and the Executive Vice President and Chief Financial Officer, had achieved approximately 44% and 27%, respectively, of their ownership guidelines. As a result of the completion of the ITOCHU sale transaction, the executive officers of the Company have changed as described above.

Clawback Policy

The Company has adopted a formal policy, effective as of March 7, 2013, requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under the policy, in the event that the Company’s Board of Directors determines that one or more officers of the Company or of the Company’s consolidated subsidiaries has engaged in fraud or intentional misconduct, has been grossly negligent, or has engaged in any other malfeasance such that, as a consequence of such action, the Board of Directors determines it necessary to require a restatement of the Company’s financial statements, then the Board of Directors may determine to review all incentive payments that were made to the officer or officers in question, as well as all performance-based equity awards granted to such officer or officers, in each case that were paid, granted or vested after the effective date of this policy on the basis of having met or exceeded such performance targets in payments, grants, or awards made. The Board of Directors may determine to include in its review all incentive payments paid and/or performance-based equity awards that were granted or vested during the fiscal year prior to the filing of a Current Report on Form 8-K announcing the restatement, provided that the Board of Directors will not review any incentive payments paid and/or performance-based equity awards that vested or were granted to an officer on any date prior to the effective date of this policy. If such payments, grant and/or vesting would have been lower had they been calculated based on such restated results, the Board of Directors may, to the extent permitted by governing law, seek to recoup for the benefit of the Company the excess of such payments to and/or equity awards held by any officer who is determined by the Board of Directors to be personally responsible for the restatement due to such officer’s malfeasance, by requiring such officer to pay such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Board of Directors determines to be appropriate.

Anti-Hedging Policy

As part of its insider trading policies, Dole prohibits hedging and derivative transactions with respect to Company stock.

Tax Deductibility

Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The 2009 Stock Incentive Plan, as amended and restated, is designed to permit the grant of options and stock appreciation rights, and certain awards of restricted shares, restricted share units, performance shares and performance share units, and cash-based awards that are intended to qualify as “performance-based compensation” not subject to Section 162(m)’s $1,000,000 deductibility cap. In addition, the rules under Section 162(m) provide for certain transition periods following a corporation’s initial public offering that, for the Company, expire in 2013. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2009 Stock Incentive Plan will be fully deductible under all circumstances. In addition, the Company may authorize other compensation payments that do not comply with the exemptions in Section 162(m) when the Company believes that such payments are appropriate to attract and retain executive talent.

Corporate Compensation and Benefits Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion & Analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

Respectfully submitted,

Dennis M. Weinberg, Chairman

Andrew J. Conrad

Elaine L. Chao

Summary Compensation Table

The table below summarizes total compensation paid, earned or awarded to each of the Named Executive Officers for the fiscal years ended December 29, 2012, December 31, 2011, and January 1, 2011.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David H. Murdock	2012	975,962	700,000	454,950	0	0	248,146	4,900	2,383,958
Chairman of the Board	2011	955,000	1,178,787	0	1,025,100	0	52,792	19,809	3,231,488
	2010	955,000	621,224	0	0	1,423,575	120,157	19,809	3,139,765

David A. DeLorenzo	2012	1,200,000	0	429,675	0	0	328,379	120,071	2,078,125
President and Chief Executive Officer	2011	1,200,000	1,181,198	998,325	1,025,100	0	47,515	117,881	4,570,019
	2010	1,200,000	780,595	413,950	1,104,150	1,798,200	156,923	104,925	5,558,743

C. Michael Carter	2012	620,192	1,500,000	168,503	0	0	6,945	85,472	2,381,112
Executive Vice President, General Counsel and Corporate Secretary	2011	605,000	577,050	391,508	402,000	0	8,476	66,892	2,050,926
	2010	605,000	304,107	162,337	433,000	749,250	7,763	58,404	2,319,861

Joseph S. Tesoriero	2012	550,000	0	168,503	0	0	606	76,062	795,171
Executive Vice President and Chief Financial Officer	2011	521,154	524,591	391,508	402,000	0	14,495	55,683	1,909,431
	2010	500,000	251,328	162,337	433,000	516,983	16,336	45,916	1,925,900

(1)

In December of 2012, in connection with the realignment of executive responsibility for the ITOCHU sale transaction, the Board of Directors approved changes increasing base salary for Mr. Murdock to $1,500,000 and for Mr. Carter to $1,000,000, reflecting the additional duties and responsibilities already undertaken by each of them on a continuing basis.

(2)

Bonus amounts shown reflect cash payments made in the subsequent fiscal year with respect to performance for the specified fiscal year under the One-Year Plan for each year. As previously disclosed, following the signing and announcement of the acquisition agreement in connection with the ITOCHU sale transaction, in recognition of his efforts relating to the ITOCHU sale transaction, the Compensation Committee approved, at the recommendation of Mr. Murdock, a cash bonus payment in the amount of $1,000,000 to Mr. Carter, which bonus was not conditioned upon the completion of the ITOCHU sale transaction. In addition, the Compensation Committee decided not to award any incentive payout under the One-Year Plan for 2012 for Mr. DeLorenzo and Mr. Tesoriero in light of the severance payments each became entitled to in connection with their termination of employment upon the completion of the ITOCHU sale transaction.

(3)

The amount reported represents the aggregate grant date fair value for performance shares granted during 2012, as calculated in accordance with FASB Accounting Standards Codification Topic 718. See Note 22 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2012, filed on March 12, 2013, for assumptions used in the calculation of the amounts shown and additional information regarding the Company’s share-based compensation. Although the number of performance shares underlying these grants was determined in 2011 for the 2012 through 2014 performance period, under applicable accounting guidelines, these awards are considered granted (for accounting purposes) on February 23, 2012, the date of the Compensation Committee meeting when the performance metrics for the performance period were established. See “Compensation Discussion & Analysis — Long Term Incentives — Equity Incentive Awards” above.

(4)

The awards in 2010 are for grants under the Growth Plan which ended with the payments made in 2011. See “Compensation Discussion & Analysis — Annual Incentives” and “Compensation Discussion & Analysis — Long Term Incentives Awards in 2012” above.

(5)

The amounts shown reflect the actuarial decrease or increase in the present value of Mr. Murdock’s, Mr. DeLorenzo’s and Mr. Carter’s benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts that the Named Executive Officer may not currently be entitled to receive. In general, the present value of the benefits under the pension plans increase until attainment of age 65 and thereafter decrease due to the mortality assumptions. Also reflected in the amounts shown are the annual earnings on each Named Executive Officer’s deferred compensation balance. The 2012 change in actuarial value for each of the Named Executive Officers is as follows: for Mr. Murdock $241,621; for Mr. DeLorenzo $314,942; and, for Mr. Carter $2,783. Mr. Tesoriero joined Dole after the defined benefit plans were frozen and therefore does not have a benefit. The amounts shown for 2012 also include interest earnings in excess of 120% of the December 2011 applicable federal rate on non-qualified deferred compensation as follows: for Mr. Murdock $6,525; for Mr. DeLorenzo $13,437; for Mr. Carter $4,162; and, for Mr. Tesoriero $606.

(6)

The 2012 amounts shown include the following: (i) Dole’s matching and service-based contributions to both the 401(k) and Excess Savings Plans of Dole Food Company, Inc. (see “Compensation Discussion & Analysis — Savings Plans” above and “Nonqualified Deferred Compensation” below) on behalf of Mr. Murdock $4,900, Mr. DeLorenzo $112,135, Mr. Carter $85,472 and Mr. Tesoriero $76,062; and (ii) for Mr. DeLorenzo, $7,936 above market interest earned on deferred compensation as an outside director prior to June

2007 when he was rehired as an employee. For each Named Executive Officer, the cost of any financial planning services reimbursements (amounts are included in the executive’s W-2 and taxes are borne by the executive) by the Company and the cost of any executive physical exams are, in aggregate, below the threshold ($10,000) for reporting requirements and therefore not included here.

2012 Grants of Plan-Based Awards Table

The following table sets forth all grants of plan-based awards made to the Named Executive Officers during the fiscal year 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards, Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David H. Murdock
LTIP	02/23/2012	0	0	334,250
Performance Shares	02/23/2012				11,250	45,000	90,000				454,950

David A. DeLorenzo
LTIP	02/23/2012	0	0	420,000
Performance Shares	02/23/2012				10,625	42,500	85,000				429,675

C. Michael Carter
LTIP	02/23/2012	0	0	211,750
Performance Shares	02/23/2012				4,167	16,667	33,334				168,503

Joseph S. Tesoriero
LTIP	02/23/2012	0	0	192,500
Performance Shares	02/23/2012				4,167	16,667	33,334				168,503

(1)

Amounts shown reflect potential compensation from the LTIP. Pursuant to the terms of the LTIP, there are no estimated or target payouts. Instead, payouts under the plan can range from no payout (for below-threshold performance) up to 35% of base salary as of the beginning of the relevant three-year performance period. In accordance with the Change of Control provisions in the 2009 Stock Plan, the LTIP has been paid at 35% upon the consummation of the ITOCHU sale transaction in 2013.

(2)

Performance shares for the three year performance period (2012 through 2014) at threshold, target and maximum award levels. Pursuant to change of control provisions in these grants, they have been awarded at target levels with the consummation of the ITOCHU sale transaction in 2013. In accordance with disclosure requirements, details of the release date value of these awards will be included in the Summary Compensation Table in the proxy statement for the annual meeting of stockholders to be held in 2014.

(3)	The Committee decided to forego 2012 stock option and restricted stock awards.

(4)

The grant date fair value was calculated in accordance with FASB ASC Topic 718. See Note 22 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2012, filed on March 12, 2013, for assumptions used in the calculation of the amounts shown and additional information regarding the Company’s share-based compensation.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth equity awards of the Named Executive Officers outstanding as of December 29, 2012.

	Option Awards(1)				Stock Awards(2)(3)
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
David H. Murdock	85,000	170,000	9.04	11/21/2021		—
					45,000	507,600
David A. DeLorenzo	350,000	0	12.50	10/22/2019		—
	170,000	85,000	9.74	11/29/2020		—
					42,500	479,400
					42,500	479,400
	85,000	170,000	9.04	11/21/2021		—
					42,500	479,400
					42,500	479,400
C. Michael Carter	116,667	0	12.50	10/22/2019		—
	66,667	33,333	9.74	11/29/2020		—
					16,667	188,004
					16,667	188,004
	33,333	66,667	9.04	11/21/2021		—
					16,667	188,004
					16,667	188,004
Joseph S. Tesoriero	116,667	0	12.50	10/22/2019		—
	66,667	33,333	9.74	11/29/2020		—
					16,667	188,004
					16,667	188,004
	33,333	66,667	9.04	11/21/2021		—
					16,667	188,004
					16,667	188,004

(1)

All option awards vest ratably over a three-year period, commencing on the first anniversary of the date of grant, and have a term of ten years. All these options vested in full upon the completion of the ITOCHU sale transaction in 2013.

(2)

In 2010, the following number of shares of restricted stock were granted as annual grants pursuant to the Company’s equity based long-term incentive program: Mr. DeLorenzo (42,500), Mr. Carter (16,667) and Mr. Tesoriero (16,667). The following number of performance shares were granted: Mr. DeLorenzo (42,500), Mr. Carter (16,667) and Mr. Tesoriero (16,667). These restricted stock grants vested in full and these performance shares vested at the target level indicated in the table upon the completion of the ITOCHU sale transaction in 2013.

(3)

In 2011, the following number of shares of restricted stock were granted as annual grants pursuant to the Company’s equity based long-term incentive program: Mr. DeLorenzo (42,500), Mr. Carter (16,667) and Mr. Tesoriero (16,667). The following number of performance shares were awarded in 2011, but under applicable accounting guidelines, these awards are considered granted (for accounting purposes) on February 23, 2012, the date of the Compensation Committee meeting at which the net reduction target was established: Mr. Murdock (45,000), Mr. DeLorenzo (42,500), Mr. Carter (16,667) and Mr. Tesoriero (16,667).

These restricted stock grants vested in full and these performance shares vested at the target level indicated in the table upon the completion of the ITOCHU sale transaction in 2013.

(4)	The market value was computed using the closing price ($11.28) of the Company’s common stock on the last trading day of the fiscal year, December 28, 2012.

2012 Option Exercises and Stock Vested

The following table sets forth information with respect to common stock acquired upon the exercise of stock options and the vesting of stock awards of the Named Executives Officers during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David H. Murdock	0		0	0
David A. DeLorenzo	0		138,889	1,705,557
C. Michael Carter	0		27,778	341,114
Joseph S. Tesoriero	0		27,778	341,114

Pension Benefits

The Company sponsors both a qualified and a nonqualified defined benefit plan. The accrued benefit under the qualified plan is 1.1% of final average compensation multiplied by years of service, plus 0.33% of final average compensation multiplied by years of service in excess of 15 years. The nonqualified plan is a restoration plan, providing benefits that cannot be provided under the qualified plan on account of Internal Revenue Code limits on compensation and benefits.

Participation in both defined benefit plans was frozen on December 31, 2001. Benefits were also frozen for most employees at that time, although some long-service employees received additional benefit accruals over the next five years. No benefits accrued under either defined benefit plan after December 31, 2006. All participants were fully vested as of that date.

Participants may receive their full benefit upon normal retirement at age 65 or a reduced benefit upon early retirement on or after age 55.

The amounts in the table below reflect the present value of the Named Executive Officer’s benefits under all defined benefit pension plans sponsored by the Company and are determined using the interest rate and mortality rate assumptions used for U.S. pension plans discussed in Note 13 in the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2012.

Name(1)	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David H. Murdock(2)(4)	Plan 29	8.5	1,620,404	93,973
	SERP	8.5	902,997	52,368

David A. DeLorenzo(3)(4)	Plan 29	31.5	1,093,190	73,996
	SERP	31.5	3,470,924	240,616
C. Michael Carter	Plan 29	1.25	32,889	—
	SERP	1.25	31,958	—

(1)	Mr. Tesoriero joined Dole after the defined benefit plans were frozen and is not shown in the table as he does not have an accrued benefit under the qualified or nonqualified defined benefits plan.

(2)	As required by the Internal Revenue Code, Mr. Murdock, who is over the age of 70 1/2, is receiving his current annual retirement benefit as a joint and survivor annuity.

(3)

Mr. DeLorenzo retired from Dole on December 29, 2001 and began receiving retirement benefit payments in 2002. Mr. DeLorenzo was rehired on June 4, 2007 and continues to receive retirement benefit payments. In addition, since Mr. DeLorenzo had been a pension plan participant prior to July 1975, a portion of his retirement benefit payments is based on variable units, which fluctuate in value based upon stock market changes. Therefore, the amount of his retirement benefit payment may change from year-to-year to reflect annual changes in the value of the variable units.

(4)

Year-over-year increases in the Present Value of Accumulated Benefits for Plan 29 and the SERP for 2012 for Messrs. Murdock (previously $1,465,247 and $816,533 respectively) and DeLorenzo (previously $1,020,043 and $3,229,129 respectively) are attributable to a 21% decrease (4.75% to 3.75%) in the discount rate used to calculate net present value.

Nonqualified Deferred Compensation

Named Executive Officers and certain other executives are eligible to participate in the Excess Savings Plan (the “ESP”). This plan is a nonqualified savings plan that provides participants with the opportunity to contribute amounts on a deferred tax basis which are in excess of the limits that apply to the 401(k) plan. The ESP is coordinated with the 401(k) plan so that, on a combined plan basis, participants may defer up to 100% of eligible earnings (generally, base salary and annual incentives) and will receive a Company match of the first 6% of eligible earnings. The Company contributions to the ESP are matching or service-related amounts that cannot be included in the 401(k) plan because of pay or contribution limits contained in the 401(k) plan or in Federal law. Amounts contributed to the ESP receive a fixed rate of interest. For 2012, the interest rate was 5.10%. The interest rate for 2013 has been set at 4.96%. Such rate is equal to the year-to-date average, as of November 30, 2012, of the Moody’s Yield on Seasoned Corporate Bonds — All Industries (Baa), as shown on the Federal Reserve H.15 release website. In addition, effective July 4, 2010, the Company recommenced annual contributions of a percentage (1% — 2%) of eligible pay to the 401(k) plan, based on the number of years of service with Dole.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions		Aggregate Balance at Last Fiscal Year End ($)
David H. Murdock	0	4,900	19,235	0		396,398
David A. DeLorenzo	60,000	96,712	41,470	0	(2)	909,946
C. Michael Carter	55,817	66,796	13,416	0		339,566
Joseph S. Tesoriero	55,000	57,388	2,625	283,767		115,013

(1)	Executive contributions and Company match are also reflected in the “Summary Compensation Table” above.

(2)

Mr. DeLorenzo did not receive any distribution of his account balance from the ESP in 2012, however he did receive a distribution of his entire account balance (valued at $466,284) under the Non-Employee Director Deferred Compensation Plan, which he contributed to during his tenure on the Board of Directors prior to June 2007 when he was rehired as an employee of Dole. This distribution was paid in December 2012, in conjunction with the termination of that plan in December 2011. See “Non-Employee Director Compensation” under “The Board of Directors” section preceding this Compensation Discussion and Analysis.

By irrevocable election, an executive may elect to receive benefits under the ESP in either a lump sum payment or annual installments for a period of up to fifteen years. Lump-sum benefits under the ESP will be paid at the earlier of the beginning of the year following the executive’s retirement or termination of employment or a year as specified by the executive. Effective January 1, 2009, new participants in the ESP, with respect to all deferrals, and current participants, with respect to certain deferrals that are to begin paying out on after January 1, 2009, may only elect a lump sum payment to be paid in the year following the participant’s retirement or termination of employment. However, upon a showing of financial hardship and receipt of approval from the Corporate Compensation and Benefits Committee, an executive may be allowed to access deferred funds earlier than previously elected by the executive. A nonemergency withdrawal may be elected prior to termination of employment but only from benefits accrued prior to January 1, 2005. Such nonemergency withdrawal is subject to a penalty of 10%.

There are no investment options available under the ESP.

Payments upon Termination or Change of Control

The tables below reflect the amount of compensation that would become payable to each of the Named Executive Officers under existing plans and arrangements if the Named Executive Officer’s employment had terminated on December 29, 2012, given the Named Executive Officer’s compensation and service levels as of such date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan and frozen pension plans, and previously accrued and vested benefits under the Company’s nonqualified deferred compensation plan, as described in the tables above. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Corporate Compensation and Benefits Committee determines appropriate. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the executive’s age. Following the tables is a general summary of the severance and change of control benefits that may be available to the Named Executive Officers under various scenarios.

David H. Murdock

Executive Payments Upon Separation ($)	Voluntary Termination	Normal Retirement	Involuntary Termination Without Cause(6)	For Cause Termination	Termination in Connection with Change of Control		Death and Disability
One-Year Management Incentive Plan(1)	0	1,650,000	0	0	1,650,000	(4)	1,650,000
Long-Term Cash Incentive Plan(2)	0	334,250	334,250	0	668,500		334,250
Health and Welfare Benefits, Fringe Benefits and other perquisites	0	0	4,677	0	30,000	(4)	0
Equity Acceleration(3)	0	0	0	0	888,400		0
Cash Severance	0	0	3,173,054	0	9,450,000	(4)	0
Excise Tax and Gross-Up	0	0	0		5,810,595	(4)	0

David A. DeLorenzo

Executive Payments Upon Separation ($)	Voluntary Termination	Normal Retirement	Involuntary Termination Without Cause(6)	For Cause Termination	Termination in Connection with Change of Control		Death and Disability
One-Year Management Incentive Plan(1)	0	1,320,000	0	0	1,320,000		1,320,000
Long-Term Cash Incentive Plan(2)	0	420,000	420,000	0	840,000		420,000
Health and Welfare Benefits, Fringe Benefits and other perquisites	0	0	3,583	0	30,000		0
Equity Acceleration(3)	0	0	0	0	2,429,300	(5)	0
Cash Severance	0	0	515,363	0	7,560,000		0
Excise Tax and Gross-Up	0	0	0	0	4,805,894		0

C. Michael Carter

Executive Payments Upon Separation ($)	Voluntary Termination	Normal Retirement	Involuntary Termination Without Cause(6)	For Cause Termination	Termination in Connection with Change of Control		Death and Disability
One-Year Management Incentive Plan(1)	0	1,000,000	0	0	1,000,000		1,000,000
Long-Term Cash Incentive Plan(2)	0	211,570	211,750	0	423,500		211,750
Health and Welfare Benefits, Fringe Benefits and other perquisites	0	0	4,364	0	30,000		0
Equity Acceleration(3)	0	0	0	0	952,683	(5)	0
Cash Severance	0	0	942,300	0	6,000,000		0
Excise Tax and Gross-Up	0	0	0	0	3,680,666		0

Joseph S. Tesoriero

Executive Payments Upon Separation ($)	Voluntary Termination	Normal Retirement	Involuntary Termination Without Cause(6)	For Cause Termination	Termination in Connection with Change of Control		Death and Disability
One-Year Management Incentive Plan(1)	0	467,500	0	0	467,500		467,500
Long-Term Cash Incentive Plan(2)	0	185,769	185,769	0	367,500		185,769
Health and Welfare Benefits, Fringe Benefits and other perquisites	0	0	8,536	0	30,000		0
Equity Acceleration(3)	0	0	0	0	952,683	(5)	0
Cash Severance	0	0	433,650	0	3,052,500		0
Excise Tax and Gross-Up	0	0	0	0	1,958,811		0

(1)

For purposes of illustration, target amounts are shown. Payments made in the event of retirement, death or disability would be based on actual results for the plan year 2012. In fact, payments under the One-Year Management Incentive Plan were made in March 2013 for the plan year 2012. Due to the assumed termination date of December 29, 2012, these amounts represent a full year cost associated with the annual incentive plan. If an event that triggered these payments occurred prior to the end of the year, the incentive amounts would be prorated to reflect a partial bonus cycle.

(2)

For purposes of illustration, maximum amounts under the 2011 and 2012 LTIPs are shown (see “Compensation Discussion & Analysis — Long Term Incentive Awards in 2012” above). In the 2011 and 2012 plans, Dole provided the Named Executive Officers the opportunity to earn up to 35% of their base salaries as of the beginning of the relevant performance period. In accordance with their Change of Control agreements, awards for both the 2011 and 2012 plans accelerated and were paid out to each Named Executive Officer at the 35% level subsequent to closing the ITOCHU sale transaction in 2013.

(3)

The value of equity awards is based on the December 28, 2012 (last trading day of the fiscal year) closing price of $11.28. In accordance with their Change of Control agreements, the unvested restricted shares indicated in the table above for each Named Executive Officer vested on April 1, 2013, the closing date of the ITOCHU sale transaction.

(4)	Mr. Murdock has waived any right to severance compensation in connection with the completion of the ITOCHU sale transaction.

(5)

Includes vesting of performance shares that were outstanding but had not yet vested as of December 31, 2012. In accordance with their Change of Control agreements, the unvested shares indicated in the table above for each Named Executive Officer vested at the target payout level on April 1, 2013, the closing date of the ITOCHU sale transaction.

(6)	Payments indicated for involuntary termination without cause are in accordance with the enhanced severance plan (see Severance below).

April 1, 2013 Change of Control

On April 1, 2013, Dole successfully completed the sale of its worldwide packaged foods and Asia fresh produce businesses to ITOCHU Corporation, which ITOCHU sale transaction qualified as the first trigger under the Change of Control Agreements for each of the Named Executive Officers and resulted in accelerated vesting of stock option and restricted stock grants, on-target accelerated vesting of the 2011 and 2012 performance share grants and cash payments under the provisions of the outstanding 2011 and 2012 LTIP plans.

Health and Welfare Benefits, Fringe Benefits and other perquisites, cash severance and excise tax and gross-up payments under the provisions of the Change of Control Agreements occur only if the Named Executive Officer’s employment is terminated without cause within two years following the change of control. Accordingly, the only Named Executive Officers to whom these payments were made was Messrs. DeLorenzo and Tesoriero, whose employment with Dole was terminated without cause upon the completion of the ITOCHU sale transaction.

Name	Equity Acceleration(1)	Long Term Cash Incentive Plan	One-Year Management Incentive Plan(2)	Health and Welfare Benefits, Fringe Benefits and other perquisites	Cash Severance	Excise Tax Gross Up
David H. Murdock	481,050	669,000	—	—	—	—
David A. DeLorenzo	1,817,300	840,000	—	30,000	7,890,000	5,114,953
C. Michael Carter	712,681	421,750	—	—	—	—
Joseph S. Tesoriero	712,681	367,500	—	30,000	3,169,375	2,321,306

(1)	Based on closing price $10.69 of Dole stock on April 1, 2013.

(2)

Payments, if any, pursuant to the One-Year Management Plan were made prior to the change of control in accordance with performance results for 2012 and other considerations, as reported in the Summary Compensation Table above.

Severance

The Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries (the “Severance Plan”) is in place for all eligible employees and provides for payment if an employee’s, including a Named Executive Officer’s, employment is involuntarily terminated as a result of a workforce reduction, elimination of operations or job elimination. In the unlikely circumstance that a Named Executive Officer’s employment is involuntarily terminated under the qualifications of the Severance Plan, the Severance Plan provides for benefits based on weekly base salary, determined according to the following schedule:

Years of Service	Severance Pay Benefit
1 to 4	2 weeks for each year of service plus 2 weeks
5 to 14	2 weeks for each year of service plus 4 weeks
15 or more	2 weeks for each year of service plus 6 weeks

Payments under the Severance Plan are capped at the lesser of: (i) 104 weeks of weekly base salary as of the date of termination; or (ii) twice the total compensation (including wages, salary, and any other benefit of monetary value) during the twelve-month period immediately preceding the date of termination.

Health and other insurance benefits are continued for up to six months corresponding to the termination benefits.

In conjunction with the ITOCHU sale transaction, the Board of Directors adopted an enhanced severance plan in September of 2012. That plan provides 20 days for each completed year of service. Payments provided for under this plan are reduced by the amount of benefits under the basic Severance Pay Plan (as described above). The applicable period for this enhanced severance plan ends three months after the April 1, 2013 completion of the ITOCHU sale transaction.

Change of Control

Change of Control Agreements.    In line with the practice of numerous companies of the Company’s size, the Company recognizes that the possibility of a change of control of the Company may result in the departure or distraction of management to the detriment of the Company. In March 2001, the Company put in place a program to offer change of control agreements to certain officers and employees of the Company, including each of the Named Executive Officers. At the time the program was put in place, the Company was advised by its executive compensation consultants that the benefits provided under the change of control agreements were within the range of customary practices of other public companies. In addition, the Company’s current executive compensation consultant, Exequity, LLP, has advised that the benefits provided under such agreements are within the range of customary practices of other public companies. The benefits under the change of control agreements are paid in a lump sum and are based on a multiple of three for each of the Named Executive Officers.

In order to receive a payment under the change of control agreement, two triggers must occur. The first trigger is a change of control, as defined below. The second trigger is that the employment of the Named Executive Officer must be terminated by the Company without Cause, as defined below, during the period beginning on the change of control date and ending on the second anniversary of the date on which the change of control becomes effective, or the Named Executive Officer must resign with Good Reason, as defined below, by the earlier of four months after the Good Reason event and the second anniversary of the date on which the change of control becomes effective; provided that, in certain cases, the Named Executive Officer may be entitled to payment if employment is terminated after the later of (i) the date of the first public disclosure that an agreement with respect to a change of control has been entered into or (ii) the date that is 270 calendar days prior to the date on which such change of control becomes effective or is consummated.

The payments to the Named Executive Officers would be in the form of a lump sum cash payment, determined as follows:

•	Three times the Named Executive Officer’s base salary;

•	Three times the Named Executive Officer’s target bonus;

•

$30,000, in lieu of any other health and welfare benefits, fringe benefits and perquisites (including medical, life, disability, accident and other insurance or other health and welfare plan, programs, policies or practices or understandings) and other taxable perquisites and fringe benefits that the Named Executive Officer or his family may have been entitled to receive;

•

The pro-rata portion (other than if termination occurred on the last day of the fiscal year, in which case it would be the full amount) of the greater of the following amounts under a cash-based long term incentive plan (not including any awards granted pursuant to the 2009 Stock Plan, which are governed by their plan documents): (i) the Named Executive Officer’s target amounts under the such plan and (ii) the Named Executive Officer’s actual benefits under such plan.

•

Accrued obligations (any unpaid base salary to date of termination, any accrued vacation pay or paid time off), and deferred compensation — including interest and earnings pursuant to outstanding elections;

•

The pro-rata portion (other than if termination occurred on the last day of the fiscal year, in which case it would be the full amount) of the Named Executive Officer’s target annual bonus for the fiscal year in which the termination occurs (not including any awards granted pursuant to the 2009 Stock Plan, which are governed by their plan documents);

•	Reimbursement for outstanding reimbursable expenses; and

•

A gross-up payment to hold the Named Executive Officer harmless against the impact, if any, of federal excise taxes imposed on the executive as a result of the payments contingent on a change of control.

2009 Stock Incentive Plan.    Pursuant to the 2009 Stock Plan, unless otherwise provided in the applicable award agreement, (a) with respect to an award that is assumed in a change of control (as defined in the 2009 Stock Plan), if the awardee’s employment is terminated without Cause with 24 months of the change of control or the awardee resigns for Good Reason by the earlier of four months after the Good Reason event and the 24 month anniversary of the change of control or (b) if the award is not assumed in a change of control, in each case, the award will vest and be fully exercisable or be paid or settled in full, as applicable.

Definitions.    For purposes of the change of control agreements and the 2009 Stock Plan:

The occurrence of any of the following events would constitute a change of control at Dole. These events have been reviewed by both internal and external experts and were deemed to best capture those situations in which control of the Company would be altered. Below is a general summary of the events that constitute a change of control.

1) An acquisition of 20% or more of the combined voting power of the Company’s stock. Excluded from the 20% acquisition rule is Mr. Murdock, or following his death, any trust or trustees designated by Mr. Murdock.

2) A change in the majority constitution of the Board of Directors, unless the changes are approved by two-thirds of the incumbent Board of Directors.

3) A merger, reorganization, consolidation, recapitalization, exchange offer or other extraordinary transaction unless (i) the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction own at least 50% of the outstanding voting securities of the surviving or resulting entity and (ii) a majority of the members of the board of directors of the surviving or resulting entity were members of the Board of Directors of the Company at the time of the execution of the agreement providing for such transaction.

4) A sale, transfer or distribution of all or substantially all of the Company’s assets.

5) Any other significant corporate transaction determined by the Corporate Compensation and Benefits Committee or the Board of Directors to be a change of control for purposes of change of control agreements and/or the 2009 Stock Plan, as applicable.

For purposes of the change of control agreements:

“Cause” is defined as the Company’s termination of the executive’s employment related to the occurrence of any one or more of the following: (1) conviction of, or pleading guilty or nolo contendere to, a felony; (2) commission of an act of gross misconduct in connection with the performance of duties; (3) demonstration of habitual negligence in the performance of duties; (4) commission of an act of fraud, misappropriation of funds or embezzlement in connection with employment by Dole; (5) death; or (6) Disability.

“Good Reason” is defined as the executive’s resignation of employment with Dole related to the occurrence of one or more of the following: (1) subject to certain exceptions, whether direct or indirect, a significant diminution of authority, duties, responsibilities or status inconsistent with and below those held, exercised and assigned in the ordinary course during the 90-day period immediately preceding the change of control date; (2) the assignment of duties that are inconsistent (in any significant respect) with, or that impair (in any significant respect) ability to perform, the duties customarily assigned to an executive holding the position held immediately prior to the change of control date in a corporation of the size and nature of Dole or the applicable subsidiary or business unit of Dole; (3) relocation of primary office more than 35 miles from current office on the change of control date; (4) any material breach by Dole of the change of control agreement or any other agreement with the executive; (5) any reduction in base salary below base salary in effect on the change of control date (or if base salary was reduced within 180 days before the change of control date, the base salary in effect immediately prior to such reduction); (6) the failure of Dole or any successor to continue in effect any equity-based or non-equity based incentive compensation plan (whether annual or long-term) in effect immediately prior to the change of control, or a non de minimis reduction, in the aggregate, in participation in any such plans (based upon (a) in the case of equity based plans, the average grant date fair value of awards under such plans over the three years preceding the change of control (or such lesser period of employment following the IPO) or (b) in the case of non-equity based plans, the target award under such plans for the performance period in which the change of control occurs), unless afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; provided that a reduction in the aggregate value of participation in any such plans of not more than 5% in connection with across-the-board reductions or modifications affecting all executives with change of control agreements containing substantially identical terms will not constitute Good Reason; (7) any reduction in the aggregate value of benefits provided, as in effect on the change of control; provided that a reduction in the aggregate value of benefits of not more than 5% in connection with across-the-board reductions or modifications affecting all executives with change of control agreements containing substantially identical terms will not constitute Good Reason; and (8) the failure of a successor to Dole (in any transaction that constitutes a change of control), to assume in writing Dole’s obligations to the executive under the change of control agreement or any other agreement with the executive, if the same is not assumed by such successor by operation of law.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes, as of December 29, 2012, compensation plans under which our equity securities are authorized for issuance, aggregated as to: (i) all compensation plans previously approved by stockholders; and (ii) all compensation plans not previously approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(3) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1)	3,896,436	$10.52	7,340,046
Equity compensation plans not approved by security holders	—	—	—
Total	3,896,436	$10.52	7,340,046

(1)	Under the 2009 Stock Plan, 13,000,000 shares of common stock are authorized for issuance thereunder. The 2009 Stock Plan is the only equity compensation plan approved by security holders.

(2)

This amount includes 558,769 unissued shares that are subject to outstanding restricted stock unit and performance share awards (at target) under the 2009 Stock Plan. This amount excludes 710,001 shares that have been issued and are outstanding, subject to unvested restricted stock awards under the 2009 Stock Plan; these shares are not (at December 29, 2012) available for issuance under the 2009 Stock Plan, although they are subject to future forfeiture (and potential reissuance) if the vesting requirements are not ultimately met. Awards of 612,483 shares of previously restricted stock have vested and are unrestricted, outstanding shares, and therefore are no longer available for issuance under the 2009 Stock Plan. Awards of 407,923 options have been exercised, and the shares issued upon such exercises are unrestricted, outstanding shares, and therefore are no longer available for issuance under the 2009 Stock Plan.

(3)	The weighted-average exercise price in column (b) does not take into account the 558,769 shares referred to in note (2), as there is no exercise price associated therewith.

SECURITY OWNERSHIP

The following table, based in part upon information supplied by officers and directors, sets forth certain information regarding the beneficial ownership of the Company’s common stock as of the Record Date by (1) each director and nominee for director; (2) each Named Executive Officer; (3) all directors and executive officers (Section 16 Officers) of the Company as a group; and (4) each person known to the Company to beneficially own more than 5% of the Company’s common stock. Unless otherwise indicated, each of these stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable. Unless noted otherwise, the mailing address for each of the beneficial owners listed below is c/o Dole Food Company, Inc., One Dole Drive, Westlake Village, CA 91362.

Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class(2)
Directors
Elaine L. Chao	7,701		*
Andrew J. Conrad	22,701		*
E. Rolland Dickson	0		*
Sherry Lansing	9,701		*
Justin M. Murdock	0		*
Dennis M. Weinberg	31,675		*
Named Executive Officers
David H. Murdock (also a Director)	35,818,585	(3)	40.0%
David A. DeLorenzo (also a Director)	1,356,798	(4)	1.5%
C. Michael Carter (also a Director)	444,905	(5)	*
Joseph S. Tesoriero	366,597	(6)	*
All executive officers (including two additional Section 16 Officer) and directors as a group (12 persons)	38,102,844		41.8%

[Greater than 5% Beneficial Owners]

None

(1)

Beneficial ownership is determined in accordance with SEC rules and includes shares owned outright, shares of restricted stock (whether vested or unvested), options to purchase common stock that were exercisable as of the Record Date or that will become exercisable within 60 days of the Record Date, and other forms of indirect ownership. Beneficial ownership does not include stock options that are not exercisable and will not become exercisable within 60 days after the Record Date or performance shares. Except as otherwise indicated below, to our knowledge, all persons have sole voting and investment power with respect to the common stock, except to the extent authority is shared by spouses under applicable law.

(2)	Calculated based on 89,326,415 shares of common stock outstanding as of the Record Date. Unless indicated otherwise, percentage of ownership is less than 1.0%.

(3)

Mr. Murdock beneficially owns these shares either directly through the David H. Murdock Living Trust dated May 28, 1986, as amended, for which Mr. Murdock is the trustee, or indirectly through Castle & Cooke Holdings, Inc., which is wholly owned indirectly by Mr. Murdock. Includes 250,000 options to purchase common stock that are exercisable. No additional options will vest within 60 days after the Record Date. Mr. Murdock has pledged 24,195,994 shares to DB Private Clients Corp. as collateral to secure his obligations under a term loan facility he uses to support various personal business activities.

(4)	Includes 860,000 options to purchase common stock that are exercisable. Mr. DeLorenzo holds no additional options.

(5)	Includes 316,667 options to purchase common stock that are exercisable. No additional options will vest within 60 days after the Record Date.

(6)

Includes 316,667 options to purchase common stock that are exercisable. Mr. Tesoriero holds no additional options. Also includes an aggregate of 2,250 shares which are held in custodial accounts for Mr. Tesoriero’s children for which he serves as UGMA custodian.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

David H. Murdock, the Company’s Chairman of the Board and Chief Executive Officer, owns, inter alia, Castle & Cooke, Inc. (“Castle”), a transportation equipment leasing company, a warehouse company and a hotel. During fiscal year 2012, the Company paid Mr. Murdock’s companies an aggregate of approximately $6.5 million, primarily for the rental of truck chassis, generator sets and warehousing services. In addition, the Company paid Mr. Murdock’s companies an aggregate of approximately $0.1 million in fiscal year 2012 for landscape maintenance services. The Company also paid $0.7 million in fiscal year 2012 in rental payments under a sublease with North Carolina State University, the lessee of the property under a lease with Castle.

Castle purchased approximately $0.5 million of products from the Company during fiscal year 2012 and paid the Company approximately $0.1 million under a trademark licensing agreement. Castle also paid the Company a total of $146,880 in fiscal year 2012 for legal services rendered to Castle by Michael Carter, an executive officer and director of Dole, in connection with Castle’s sale of the island of Lanai. This amount includes reimbursement for $2,880 in Hawaiian excise tax.

The Company and Castle are responsible for 68% and 32%, respectively, of all obligations under an aircraft lease arrangement. Each party is responsible for the direct costs associated with its use of this aircraft; and indirect costs are shared by them based upon each party’s actual percentage of usage for the year. During fiscal year 2012, the Company’s share of the direct and indirect costs for this aircraft was $2.0 million. The Company and Castle also share certain administrative costs principally related to the aircraft, which totaled approximately $1.3 million in 2012, of which the Company’s share was 78%.

Mr. Murdock is a director and executive officer of the Company and also serves as a director and executive officer of privately held entities that he owns or controls. Scott A. Griswold and Roberta E. Wieman, each a former director and officer of Dole, also serve as directors and officers of privately held entities controlled by Mr. Murdock. Justin M. Murdock, a director and former officer of Dole, also serves as a director and officer of privately held entities controlled by Mr. Murdock. Total compensation of each of Ms. Wieman and Mr. Griswold is divided between the Company and Castle, based principally on the proportion of time each spent working on the Company’s matters.

During December 2006, Dole entered into a five-year lease with Laboratory Corporation of America, pursuant to which the latter is leasing approximately 1,483 rentable square feet in Dole’s World Headquarters building in Westlake Village, California, at a rental rate of $115,674 per year, subject to annual inflation adjustments. The lease expired in December 2011. Andrew J. Conrad, a director of Dole, is the tenant’s Executive Vice President and Chief Scientific Officer.

Mr. Murdock is party to a registration rights agreement with the Company. Pursuant to this agreement, Mr. Murdock may demand that the Company register shares of common stock held by Mr. Murdock or require that the Company include shares of common stock owned by Mr. Murdock in a registration statement to the extent the Company proposes to register any Company securities under the Securities Act of 1933, as amended, for sale to the public, in each case under certain circumstances and subject to customary restrictions and limitations set forth in the agreement.

Related Party Transactions Policies and Procedures

In addition to the procedures with respect to related party transactions described in “Transactions with Affiliates” below, the Company has adopted a written related person transaction policy, which covers transactions between the Company and its directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. The policy requires that, subject to guidelines adopted by the Audit Committee and other than with respect to certain specified transactions that the Board of Directors has deemed to be pre-approved or ratified, as applicable, any such transaction be considered and approved by the Audit Committee prior to entry into such transaction. In determining whether to approve or ratify a specific transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to the Company than terms generally available to or from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Pursuant to the policy, the Audit Committee has established guidelines for the Company’s management to follow in its ongoing dealings with related persons. The Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related persons to see that they are in compliance with the Company’s guidelines and that the transaction remains appropriate.

None of the transactions described in “Related Party Transactions” above that are long-standing relationships that existed prior to the IPO were approved pursuant this policy as the policy was implemented subsequent to the transactions. However, each transaction was approved by the Board of Directors or the Audit Committee. All transactions described in “Related Party Transactions” above that were entered into subsequent to the IPO and all future transactions of this nature will be approved pursuant to the Company’s written policy now in effect, as required by the specific terms of the policy.

Transactions with Affiliates

The Company’s secured credit facilities impose substantive and procedural requirements with respect to the entry by the Company and its subsidiaries into transactions with affiliates. The credit facilities generally require that, except as expressly permitted in the credit facilities, all such transactions with affiliates be entered into at prices and on terms and conditions substantially as favorable to the Company or its subsidiaries as could reasonably be obtained on an arm’s-length basis from unrelated third parties. The Company’s legal department and finance department review all transactions with related parties to ensure that they comply with the preceding requirements.

All of the transactions described in “Related Party Transactions” above were approved as and when required pursuant to the requirements outlined above.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and the Company’s executive officers (i.e., the Named Executive Officers) and Chief Accounting Officer (together the “Section 16 Officers), and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. To the Company’s knowledge, based solely on a review of the copies of such filings furnished to the Company and written representations from its Directors and Section 16 Officers, all Section 16(a) filing requirements applicable to the Company’s directors, Section 16 Officers and greater than 10 percent beneficial owners were complied with on a timely basis during the fiscal year ended December 29, 2012.

Stockholder Proposals and Nominations for Director

Deadlines to Have Matters Considered at a Meeting.    Under the Company’s Bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice of the nomination or such other business to the Company’s Corporate Secretary and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after the anniversary of the prior year’s meeting, notice must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which the Company makes public announcement of the date of the meeting. For purposes of the 2014 Annual Meeting of Stockholders, assuming it is not moved more than thirty (30) days before or more than seventy (70) days after May 23, 2014, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the close of business on February 22, 2014, nor earlier than the close of business on January 23, 2014. Any such notice must include the applicable information required pursuant to Section 2.10 of the Company’s Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

Deadlines for Inclusion of Matters in the Company’s Proxy Materials.    Stockholders interested in submitting a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. Under Rule 14a-8, to be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders, among other things, a proposal must qualify as a proper subject matter under SEC Rule 14a-8 and be received no later than December 14, 2013. Should the Company move the date of the 2014 Annual Meeting of Stockholders more than 30 days from the one-year anniversary of the Annual Meeting, the Company will revise and publicly disclose this deadline accordingly.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from the stockholder’s broker or the Company that they or the Company will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes the stockholder’s consent. If, at any time, the stockholder no longer wishes to participate in householding and would prefer to receive separate proxy materials, or if the stockholder is receiving multiple copies of the proxy materials and wishes to receive only one, the stockholder should notify the stockholder’s broker if the stockholder’s shares are held in a brokerage account or the Company if the stockholder holds common stock directly. Requests in writing should be addressed to: Dole Food Company, Inc., One Dole Drive, Westlake Village, California, 91362, Attention: Investor Relations.

Annual Report, Financial and Other Information

The Company’s annual audited financial statements and review of operations for fiscal 2012 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The 2012 Form 10-K constitutes the Annual Report to Shareholders for 2012, which is being made available to stockholders along with this Proxy Statement. The Company will furnish without charge a copy of the 2012 Form 10-K (including the financial statements, schedules and a list of exhibits), as well as a copy of any of the documents referenced in this Proxy Statement as being available upon written request, to any person requesting the same in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The 2012 Form 10-K may be obtained without charge over the Internet at the Company’s website at http://investors.dole.com or at the SEC’s website at www.sec.gov. The Company will also furnish copies of any exhibits to the 2012 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Dole Food Company, Inc., One Dole Drive, Westlake Village, California, 91362, Attention: Investor Relations.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter that may properly be acted upon properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

By Resolution of the Board of Directors,

C. Michael Carter
Corporate Secretary
April 12, 2013

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò   Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:	01 Andrew J. Conrad	☐	Vote FOR		☐	Vote WITHHELD
	02 E. Rolland Dickson		all nominees			from all nominees
	03 Justin M. Murdock		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the Appointment of Deloitte & Touche LLP as Dole’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 28, 2013			☐ For	☐	Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DOLE FOOD COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 23, 2013

1:00 p.m., Pacific Daylight Time

Dole Food Company, Inc. World Headquarters

One Dole Drive

Westlake Village, California 91362

Dole Food Company, Inc.
One Dole Drive
Westlake Village, California 91362	Proxy

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the Proxy will be voted “FOR” Items 1 and 2.

By signing the Proxy, you revoke all prior proxies and appoint David H. Murdock and C. Michael Carter, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.